     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997
                                                     REGISTRATION NO. 333-04219
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 POST EFFECTIVE AMENDMENT NO. 2 ON FORM S-3 TO
                      REGISTRATION STATEMENT ON FORM SB-2
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          PREMIER LASER SYSTEMS, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                  CALIFORNIA                                       33-0472684
 (STATE OR OTHER JURISDICTION OF INCORPORATION          (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                      3 MORGAN, IRVINE, CALIFORNIA 92618
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             COLETTE COZEAN, PH.D.
                          PREMIER LASER SYSTEMS, INC.
                      3 MORGAN, IRVINE, CALIFORNIA 92618
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

  Approximate date of commencement of proposed sale to public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  Pursuant to Rule 416, there are also being registered such additional shares as may become issuable pursuant to the antidilution provisions of the Class A Warrants, Class B Warrants, IPO Unit Purchase Options and Secondary Unit Purchase Options, as defined herein.

  Pursuant to Rule 429 under the Securities Act, this Registration Statement also relates to and may be used in connection with the securities previously registered under the Securities Act pursuant to Registration Statement No. 33-83984.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS
                          PREMIER LASER SYSTEMS, INC.

                               ----------------

                             CROSS REFERENCE SHEET

               BETWEEN ITEMS IN PART I OF REGISTRATION STATEMENT
               (FORM S-3) AND PROSPECTUS PURSUANT TO RULE 404(C)

 ITEM
 NO.             FORM S-3 CAPTION                    HEADING IN PROSPECTUS
 ----            ----------------                    ---------------------
   1  Forepart of the Registration Statement
       and Outside Front Cover Page of
       Prospectus...........................   Cover Page
   2  Inside Front and Outside Back Cover
       Pages of Prospectus..................   Available Information;
                                                Incorporation of Certain
                                                Documents by Reference; Back
                                                Cover Page
   3  Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges...   The Company; Risk Factors
   4  Use of Proceeds.......................   Use of Proceeds
   5  Determination of Offering Price.......   Not Applicable
   6  Dilution..............................   Dilution
   7  Selling Security Holders..............   Not Applicable
   8  Plan of Distribution..................   Plan of Distribution
   9  Description of Securities to be
       Registered...........................   Cover Page; Risk Factors;
                                                Description of Securities
  10  Interest of Named Experts and Counsel.   Not Applicable
  11  Material Changes......................   The Company; Risk Factors; Recent
                                                Developments; Unaudited Pro
                                                Forma Condensed Consolidated
                                                Statement of Operations;
                                                Unaudited Pro Forma Condensed
                                                Consolidated Balance Sheet
  12  Incorporation of Certain Information
       by Reference.........................   Incorporation of Certain
                                                Documents by Reference
  13  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..........................   Indemnification of Directors and
                                                Officers

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 30, 1997

PROSPECTUS

                          PREMIER LASER SYSTEMS, INC.

    2,035,423 SHARES OF CLASS A COMMON STOCK AND 2,035,423 CLASS B WARRANTS,
                 UPON EXERCISE OF OUTSTANDING CLASS A WARRANTS

   7,150,370 SHARES OF CLASS A COMMON STOCK UPON EXERCISE OF CLASS B WARRANTS (INCLUDING CLASS B WARRANTS ISSUABLE UPON EXERCISE OF OUTSTANDING CLASS A
                                   WARRANTS)


  The securities offered hereby include shares of Class A Common Stock, Class A Warrants and Class B Warrants issuable upon exercise of certain outstanding warrants and options of Premier Laser Systems, Inc. (the "Company"), all of which warrants and options were issued in the Company's initial public offering in November 1994 (the "IPO") and its secondary public offering in October 1996 (the "Secondary Offering"). Such outstanding warrants and options include, as of July 16, 1997: (i) 2,035,423 Class A Warrants, and (ii) 5,114,947 Class B Warrants.

  Each Class A Warrant entitles the registered holder thereof to purchase one share of Class A Common Stock and one Class B Warrant at $6.50 on or prior to November 30, 1999. Each Class B Warrant entitles the registered holder thereof to purchase one share of Class A Common Stock at $8.00 on or prior to November 30, 1999. The exercise prices of the Warrants are subject to adjustment. The Class A Warrants and Class B Warrants are subject to redemption by the Company at $.05 per warrant on 30 days' written notice commencing November 30, 1997, provided that the average closing bid as reported by the Nasdaq Stock Market, Inc. ("Nasdaq") of the Class A Common Stock exceeds $9.10 or $11.20 per share, respectively, for 30 consecutive trading days ending within 15 days of the notice of redemption. The Class A Warrants and Class B Warrants are collectively referred to herein as the "Warrants."

  The Company has agreed to pay to D.H. Blair Investment Banking Corp. ("Blair"), which acted as the underwriter in the IPO and Secondary Offering, a solicitation fee (the "Solicitation Fee") equal to 5% of the exercise prices in connection with the exercise of Warrants under certain conditions. See "Plan of Distribution." The exercise prices of the Warrants were determined by negotiation between the Company and Blair, and are not necessarily related to the Company's asset value, net worth or other criteria of value.

  Upon exercise of the Warrants, the Company will receive the proceeds thereof, which will be $66,901,372 if all Warrants are exercised in full.

  The Company's Common Stock, Class A Warrants and Class B Warrants are traded on the Nasdaq National Market System. On July 18, 1997, the closing sale price of the Common Stock, as reported by Nasdaq was $10 3/4 per share, and the closing sale price of the Class A Warrants and Class B Warrants, as reported by Nasdaq, were $7 1/2 and $3 7/16 per warrant, respectively.

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                                  -----------

  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
    AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE  ACCURACY
                OR ADEQUACY OF ITS PROSPECTUS. ANY REPRESEN-
                TATION TO THE  CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              WARRANT             WARRANT           PROCEEDS TO
                          EXERCISE PRICE    SOLICITATION FEE(1)     COMPANY(2)
-------------------------------------------------------------------------------
Per Class A Warrant....        $6.50               $.33                $6.17
-------------------------------------------------------------------------------
Total (3)..............     $13,230,250          $671,690           $12,558,560
-------------------------------------------------------------------------------
Per Class B Warrant....        $8.00               $.40                $7.60
-------------------------------------------------------------------------------
Total (3)..............     $57,202,960         $2,860,148          $54,342,812
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Represents Solicitation Fees payable to Blair pursuant to the Warrant Agreements between the Company and Blair. See "Plan of Distribution."
(2) Before deducting expenses of the offering payable by the Company, estimated to be $20,000.
(3) Assumes the exercise of all outstanding Class A Warrants, all outstanding Class B Warrants and all Class B Warrants issuable upon exercise of outstanding Class A Warrants.

                 The date of this Prospectus is          , 1997

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Reports and proxy and information statements filed pursuant to
Section 14(a) and 14(c) of the Exchange Act and other information filed with the Commission as well as copies of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information that the Company files electronically with the Commission. The Commission's Web site address is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission, are incorporated by this reference into this Prospectus:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, filed May 28, 1997 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    2. The Company's amendment on Form 10-K/A, filed June 18, 1997, to its Annual Report on Form 10-K for the fiscal year ended March 31, 1997, filed May 28, 1997.

    3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 7, 1994, as amended by Form 8-A/A filed with the Commission on January 31, 1995.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering which is the subject of this Prospectus shall be deemed to be incorporated herein by this reference and to be made a part hereof from the date of filing of such documents.

  Upon the written or oral request of any person to whom this Prospectus is delivered, the Company will provide, without charge, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests for such informational documents should be directed to Premier Laser Systems, Inc., 3 Morgan, Irvine, California 92618, telephone number (714) 859-0656, Attention: Corporate Secretary.

  Pursuant to Rule 429 under the Securities Act, this Prospectus also relates to and may be used in connection with the securities previously registered under said Act pursuant to Registration Statement No. 33-83984 and consisting of (i) shares of Class A Common Stock and Class B Warrants issuable upon exercise of outstanding Class A Warrants; (ii) shares of Class A Common Stock issuable upon exercise of Class B Warrants that are either presently outstanding or are issuable upon exercise of outstanding Class A Warrants; and
(iii) 240,000 shares of Class A Common Stock, Class A Warrants and Class B Warrants issuable upon exercise of unit purchase options (the "IPO Unit Purchase Options") received by the Underwriter and its designees in connection with the Company's initial public offering (the "IPO"), 240,000 shares of Class A Common Stock and Class B Warrants issuable upon exercise of said Class A Warrants and 480,000 shares of Class A Common Stock issuable upon exercise of all of said Class B Warrants.

                                  THE COMPANY

GENERAL

  The Company develops, manufactures and markets several lines of surgical lasers, laser waveguides and laser fiber optic devices, disposables and associated accessory products for the medical market. The Company commenced operations in August 1991 after acquiring substantially all of the assets of Pfizer Laser Systems ("Pfizer Laser"), a division of Pfizer Hospital Products Group, Inc. ("Pfizer HPG") which had entered the laser business in December 1984. The assets acquired from Pfizer Laser by the Company included proprietary rights to a broad base of laser and fiber optic technologies.

  The Company's product line of patented proprietary lasers includes CO2, diode, argon, neodymium: yttrium aluminum garnet ("Nd:YAG"), erbium:yttrium aluminum garnet ("Er:YAG") and holmium:yttrium aluminum garnet ("Ho:YAG") lasers, which the Company believes are capable of a wide range of procedures in multiple medical and surgical specialties ranging from cutting bone and teeth to removing precise layers of cellular tissue in the eye. Representative procedures for which the Company has market clearance from the United States Food and Drug Administration ("FDA") include treatment of gum disease, laparoscopic procedures, hard tissue and cavity preparation procedures, treatment of endometriosis, dermatological treatment of port wine stains and discectomy. The Company is currently conducting various clinical trials relating to additional applications for its laser products. The primary focus of the Company's research, marketing and sales efforts is in specific niche medical specialties, such as dentistry and ophthalmology, where the Company believes opportunities exist for clinical advances and market growth.

  The principal offices of the Company are located at 3 Morgan, Irvine, California 92618, and its telephone number is (714) 859-0656.

  A description of the Company's business is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as amended (the "Annual Report"), which description is incorporated herein by this reference.

                                 RISK FACTORS

  The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained in this Prospectus, the following considerations and risks in evaluating an investment in the Company.

LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES

  The Company was formed in July 1991 and has not generated significant revenues to date. As of March 31, 1997, the Company had an accumulated deficit of approximately $24.2 million and tangible net worth of approximately $8.8 million. For the fiscal years ended March 31, 1995, 1996 and 1997, the Company had operating losses of approximately $3.9 million, $5.9 million and $5.6 million, respectively, resulting principally from costs incurred in research and development and other costs of operations. The Company expects that operating losses will continue until such time as product sales generate sufficient revenues to fund its continuing operations, as to which there can be no assurance. The Company may incur losses for the foreseeable future due to the significant costs associated with manufacturing, marketing and distributing its laser products and due to continual research and development activities which will be necessary to develop additional applications for the Company's laser technology.

UNCERTAINTIES CONCERNING FUTURE PROFITABILITY

  The Company's ability to achieve profitability will depend, in part, on its ability to continue to successfully develop clinical applications, obtain regulatory approvals for its products and develop the capacity to manufacture and market such products on a wide scale. There is no assurance that the Company will be able to successfully make the transition from research and development to manufacturing and selling commercial medical laser products on a broad basis. While attempting to make this transition, the Company will be subject to all risks inherent in a growing venture, including the need to produce reliable products, develop marketing expertise and enlarge its sales force.

UNCERTAIN MARKET ACCEPTANCE

  The Company's future sales are dependent, in part, on the Company's ability to demonstrate to dentists, ophthalmologists and other physicians the potential cost and performance advantages of its laser systems over traditional methods of treatment and, to a lesser extent, over competitive laser systems. To date, commercial sales of the Company's lasers have been limited, and no assurance can be given that these laser products can be successfully commercialized on a broad basis. Lasers have not been widely used in dentistry and their use requires training and expertise. The acceptance of dental lasers may be adversely affected by their high cost, concerns by patients and dentists relating to their safety and efficacy, and the substantial market acceptance and penetration of alternative dental tools such as the dental drill. Current economic pressure may make doctors and dentists reluctant to purchase substantial capital equipment or invest in new technology. The failure of medical lasers to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that any of the Company's products will be accepted by the medical or dental community or by patients, or that a significant market for the Company's laser systems will be developed and sustained. The Company currently has a limited sales force and will need to hire additional sales and marketing personnel to increase the general acceptance of its products.

INTEGRATION OF ACQUIRED BUSINESSES

  The Company has entered into an agreement providing for the acquisition of EyeSys Technologies, Inc. ("EyeSys") through the merger of a newly formed subsidiary of the Company with and into EyeSys (the "Merger"). If the Merger is completed, EysSys will survive the Merger and become a wholly-owned subsidiary of the Company. Following the Merger, the Company will be required to integrate and coordinate the business presently operated by EyeSys with the Company's existing businesses. Although the Company believes that there are certain synergies in the two lines of business, it may incur expenses in connection with its efforts to integrate the two businesses. For example, although it is contemplated that certain of the existing EyeSys management personnel will continue with EyeSys after the Merger, members of the Company's management will also have to expend time and effort on new activities relating to the EyeSys operations, which will detract from their time available to attend to the Company's pre-Merger activities. No assurance can be given that the Company will receive the advantages from the Merger, or that the expenses or dislocations it may suffer or incur as a result of the post-Merger coordination of these businesses will not be material. Moreover, the consummation of the Merger is subject to numerous contingencies and no assurance can be given that such contingencies will be satisfied or that the Merger will be consummated.

  Since 1992, EyeSys has incurred substantial losses which have depleted its working capital and reduced shareholders' equity. The negative cash flows of EyeSys have been funded during 1995 and 1996 by the sale of additional equity and loans from its principal stockholders. As of March 31, 1997, EyeSys had fully exhausted its working capital even assuming the conversion to equity of all EyeSys stockholder loans.

  EyeSys currently markets a single product (a corneal topography measuring system) in a highly competitive market. Historically, EyeSys has incurred substantial losses. The management of EyeSys believes that with the appointment of a new national distributor for its products in the U.S. along with the introduction of a new portable product later in 1997, EyeSys may reach a break-even level of operating performance by the fourth quarter 1997. The ability of EyeSys to achieve this level of performance is dependent on the demand for the Company's product as well as maintaining sufficient research, development and sales and marketing expenditures to meet the requirements of the market. There can be no assurance that the revenues from the EyeSys product line will be sufficient to cover all of the expenses related to such operations. If EyeSys is unable to achieve a break-even cash flow performance, additional levels of capital will be required.

GOING CONCERN REPORT WITH RESPECT TO EYESYS

  EyeSys' independent auditors have included an explanatory paragraph in their report covering EyeSys' financial statements for the year ended December 31, 1996, which paragraph emphasizes substantial doubt as to EyeSys' ability to continue as a going concern. EyeSys' independent auditors cited the following reasons for such explanatory paragraph: (i) EyeSys has reported net losses of $4,164,998, $3,424,996 and $3,708,657 for the years ended December 31, 1996,
1995 and 1994, respectively, (ii) EyeSys was in default of several loan covenants relating to its revolving lines of credit, and (iii) Eyesys has not repaid such loan obligations within their respective terms.

DEPENDENCE ON SUPPLIERS

  The Company purchases certain raw materials, components and subassemblies included in the Company's products from a limited group of qualified suppliers and does not maintain long-term supply contracts with any of its key suppliers. The disruption or termination of these sources could have a material adverse effect on the Company's business and results of operations. For example, during fiscal 1994, the Company's sole supplier of the specialized optic fiber required for use in the Company's Er:YAG lasers ceased to provide this fiber to the Company. While the Company has since qualified the new suppliers of this fiber, the Company's inability to obtain sufficient quantities of this specialized optical fiber had a material adverse effect on the volume of Er:YAG lasers the Company was able to sell during fiscal 1994 and 1995. While the Company believes that alternative suppliers could be found, there can be no assurance that any supplier could be replaced in a timely manner. Any interruption in the supply of other key components could have a material adverse effect on the Company's ability to manufacture its products and on its business, financial condition and results of operations.

  Certain computer memory chips used by EyeSys in its proprietary hardware are manufactured by a single company. These computer memory chips are subject to rapid innovation and obsolescence. The discontinuance of the manufacturing of this chip may require EyeSys to redesign certain hardware and software to accommodate a replacement chip. While in the past EyeSys has been successful in these redesign efforts, there can be no assurance that such an event would not prove costly or cause a disruption in sales of corneal topography systems.

RISKS APPLICABLE TO FOREIGN SALES

  Sales of the Company's products to foreign markets account for a substantial portion of the Company's sales. Foreign sales expose the Company to certain risks, including the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, availability of suitable export financing, accounts receivable collections, tariff regulations, quotas, shipping delays, foreign taxes, export licensing requirements and other United States and foreign regulations that may apply to the export of medical lasers. The regulation of medical devices worldwide also continues to develop, and there can be no assurance that new laws or regulations will not have an adverse effect on the Company. In addition, the Company may experience additional difficulties in providing prompt and cost effective service of its medical lasers in foreign countries. The Company does not carry insurance against such risks. The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon the Company's business, financial condition and results of operations.


RISK OF TECHNOLOGICAL OBSOLESCENCE

  The markets in which the Company's laser products compete are subject to rapid technological change as well as the potential development of alternative surgical techniques or new pharmaceutical products. Such changes could render the Company's products uncompetitive or obsolete. The Company will be required to invest in research and development to attempt to maintain and enhance its existing products and develop new products. No assurances can be given that such research and development efforts will result in the introduction of new products or product improvements.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend in part on its ability to obtain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. While the Company holds 20 U.S. patents and 13 foreign patents (including 2 utility model patents) and has other patent applications pending in the United States and foreign countries, no assurance can be given that any additional patents will be issued, that the scope of any patent protection will exclude competitors or that any of the Company's patents will be held valid if subsequently challenged. Further, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. The Company is aware of certain patents which, along with other patents that may exist or be granted in the future, could restrict the Company's right to market certain of its technologies without a license, including, without limitation, patents relating to the Company's lens emulsification product and ophthalmic probes for the Er:YAG laser. In the past, the Company has received allegations that certain of the Company's laser products infringe other patents. American Dental Technologies ("ADT") recently has asserted that an aspect of the delivery system of the Company's Er:YAG laser infringes a patent held by ADT. There has been significant patent litigation in the medical industry in general, and in the medical laser industry in particular. Adverse determinations in litigation or other patent proceedings to which the Company may become a party could subject the Company to significant legal judgments or other liabilities to third parties and could require the Company to seek licenses from third parties that may or may not be economically viable. Patent and other intellectual property rights disputes often are settled through licensing arrangements. No assurance can be given that any licenses required under these or any other patents or proprietary rights would be available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. If the Company is found, in a legal proceeding, to have infringed the patents or other proprietary rights of others, it could be liable for significant damages. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, at each balance sheet date, the Company is required to review the value of its intangible assets based on various factors, such as changes in technology. Any adjustment downward in such value may result in a write-off of the intangible asset and a substantial charge to earnings, thereby adversely affecting the operating results of the Company in the future.

NEED FOR FDA AND FOREIGN GOVERNMENTAL APPROVALS; GOVERNMENT REGULATION

  The Company's products are regulated as medical devices by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act"). As such, these devices require either Section 510(k) premarket clearance ("510(k)") or approval of a premarket approval application ("PMA") by the FDA prior to commercialization. Satisfaction of applicable regulatory requirements may take several years and varies substantially based upon the type, complexity and novelty of such devices, as well as the clinical procedure. Filings and governmental approvals may be required in foreign countries before the devices can be marketed in these countries. There is no assurance that further clinical trials of the Company's medical lasers or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental approvals will be obtained. FDA or other governmental approvals of products developed by the Company in the future may require substantial filing fees which could limit the number of applications sought by the Company and may entail limitations on the indicated uses for which such products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. Also, the Company has made modifications to certain of its existing products which it does not believe require the submission of a new 510(k) notification to the FDA. However, there can be no assurance that the FDA would agree with the Company's determination and not require the Company to discontinue marketing one or more of the modified devices until they have been cleared by the FDA. The Company is also required to adhere to applicable requirements for current Good Manufacturing Practices ("CGMP") and radiological health requirements, to engage in extensive record keeping and reporting and to comply with the FDA's product labeling, promotional and advertising requirements. Noncompliance with state, local, federal or foreign requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, delay, denial or withdrawal of premarket clearance or approval of devices, recommendations by the FDA that the Company not be allowed to enter into government contracts, and criminal prosecution, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's manufacturing facilities are subject to periodic inspections by state and federal agencies, including the FDA, the California Department of Health Services, and comparable agencies in other countries.

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a considerable degree on a limited number of key personnel, including Colette Cozean, Ph.D., its Chairman of the Board, President, Chief Executive Officer and Director of Research. Dr. Cozean is also an inventor of a number of the Company's patented technologies. During the Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The loss of Dr. Cozean's services or those of certain other members of management could adversely affect the Company. The Company carries key person life insurance in the amount of $3 million on Dr. Cozean. The Company has no employment agreements with its key personnel. The success of the Company will also depend, among other factors, on the successful recruitment and retention of qualified technical and other personnel.

HIGHLY COMPETITIVE INDUSTRY

  The medical laser industry is subject to intense competition and is characterized by rapid technological change. The Company is and will continue to be subject to competition in its targeted markets, principally from businesses providing other traditional surgical and nonsurgical treatments, including existing and developing technologies, and to a lesser extent competitors' CO\\2\\, Argon, Er:YAG and Nd:YAG lasers. Many of the Company's competitors have substantially greater financial, marketing and manufacturing resources and experience than the Company. Furthermore, the Company expects other companies will enter the market, particularly as medical lasers gain increasing market acceptance. Significant competitive factors which will affect future sales in the marketplace include regulatory approvals, performance, pricing and general market acceptance.

  The corneal topography market is highly competitive. There are many companies, both public and private, some with significantly greater resources than EyeSys engaged in the corneal topography market. These companies include Alcon Laboratories (a subsidiary of Nestle), Humphrey Instruments (a subsidiary of Carl Zeiss), and Tomey Technology. These companies, together with EyeSys and others, market corneal topography instruments which utilize a technology for measuring corneal curvature based on reflected images. Other companies, including PAR Technology and Orbtek, utilize other technologies to measure the corneal surface. There can be no assurances that EyeSys' competitors will not succeed in developing technologies, procedures of products that are more effective or economical than those marketed or being developed by EyeSys or that would render EyeSys' products obsolete or noncompetitive.

  To continue to remain competitive, EyeSys must develop new software and hardware meeting the needs of ophthalmologists and optometrists. EyeSys' future revenues will depend, in part, on its ability to develop and commercialize these new products as well as on the success of development and commercialization efforts of its competitors.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  Due to the relatively high sales price of the Company's laser systems and the low sales unit volume, minor timing differences in receipt of customer orders have produced and could continue to produce significant fluctuations in quarterly results. In addition, if anticipated sales and shipments in any quarter do not occur when expected, expenditures and inventory levels could be disproportionately high, and the Company's operating results for that quarter, and potentially for future quarters, would be adversely affected. Quarterly results may also fluctuate based on a variety of other factors, such as seasonality, production delays, product mix, cancellation or rescheduling of orders, new product announcements by competitors, receipt of FDA clearances or approvals by the Company or its competitors, notices of product suspension or recall, the Company's ability to manage product transitions, sales prices and market conditions. In addition, if the Company expands or augments its manufacturing capabilities in connection with the introduction of new products, quarterly revenues and operating results are expected to fluctuate to an even greater degree.

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS

  The Company will require substantial additional funds for its research and development programs, preclinical and clinical testing, development of its sales and distribution force, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, results of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in the Company's existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish. The Company believes its available short-term assets and investment income will be sufficient to meet its operating expenses and capital expenditures through the next 12 months. However, the Company's cash requirements may vary materially from those now planned due to potential future acquisitions, the progress of research and development programs, results of clinical testing, relationships with strategic partners, if any, competitive and technological advances, the FDA and foreign regulatory processes and other factors. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

POSSIBLE VOLATILITY OF STOCK PRICE

  The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, the market price of the Common Stock has been and is likely to continue to be highly volatile. For example, over the past twenty-four (24) months, the last sale price of the Company's Common Stock has fluctuated from a low of $3.875 per share to a high of $14.00 per share. Over the past ninety (90) days, the last sale price of the Company's Common Stock has fluctuated from a low of $5.25 per share to a high of $14.00 per share. This volatility may adversely affect the value that may be realized upon the purchase and/or exercise of a Warrant. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or its competitors, changes in health care policy in the United States and internationally, changes in analysts' recommendations regarding the Company, other medical companies or the medical laser industry generally and general market conditions may have a significant effect on the market price of the Company's Common Stock. The market price of the Common Stock recently increased significantly due to Premier's receipt of the first FDA clearance to market a laser for the treatment of tooth decay. No assurance can be given that this increased market price of the Common Stock will be sustained over time.

PRODUCT LIABILITY EXPOSURE

  The sale of the Company's laser systems involves the inherent risk of product liability claims against the Company. The Company currently maintains product liability insurance coverage in the amount of $5 million per occurrence and $5 million in the aggregate, but such insurance is expensive, subject to various coverage exclusions and may not be obtainable by the Company in the future on terms acceptable to the Company. There can be no assurance that claims against the Company arising with respect to its products will be successfully defended or that the insurance carried by the Company will be sufficient to cover liabilities arising from such claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

LIMITATIONS ON THIRD PARTY REIMBURSEMENT

  The Company's laser systems are generally purchased by physicians, dentists and surgical centers which then bill various third party payors, such as government programs and private insurance plans, for the procedures conducted with the Company's lasers. Third-party payors carefully review and are increasingly challenging the prices charged for medical products and services. Reimbursement rates from private companies vary depending on the procedure performed, the third-party payor, the insurance plan and other factors. Medicare reimburses hospitals a prospectively-determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis, and reimburses physicians a prospectively-determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices used in that procedure. Third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. While the Company believes that the laser procedures using its products have generally been reimbursed, payors may deny coverage and reimbursement for the Company's products if they determine that the device was not reasonable and necessary for the purpose for which used, was investigational or not cost-effective. As a result, there can be no assurance that reimbursement from third party payors for these procedures will be available or if available, that reimbursement will not be limited, thereby adversely affecting the Company's ability to sell its products on a profitable basis. Moreover, the Company is unable to predict what legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislature or regulation may have on the Company.

UNCERTAINTIES REGARDING HEALTH CARE REFORM

  Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products. If adopted and implemented, such reforms could have a material adverse effect on the Company's business, financial condition and results of operations.

CHARGE TO EARNINGS IN THE EVENT OF RELEASE OF ESCROW SHARES

  The Company has outstanding shares of Class E-1 and Class E-2 Common Stock (the "Escrow Shares") which were issued in 1994. The Escrow Shares are being held by the Company in escrow, and which will be released from escrow and converted into shares of Common Stock if certain criteria are met. These criteria relate to the achievement, over a period of 30 consecutive trading days, of specified minimum market prices of the Company's Class A Common Stock, or the achievement of specified levels of net income before taxes, as defined. Different criteria apply to the Class E-1 Common Stock and Class E-2 Common stock. For a description of these criteria, see "Description of Securities--Class E-1 Common Stock" and "Description of Securities--Class E-2 Common Stock." In the event any of these criteria are met and any shares are released from escrow to stockholders who are officers, directors, employees or consultants of the Company, a substantial noncash compensation expense will be recorded for financial reporting purposes. The recognition of such compensation expense may have an adverse effect on the market price of the Company's securities.

SHARES ELIGIBLE FOR FUTURE SALE; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

  Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. Substantially all of the Company's shares of Common Stock outstanding as of the date hereof are freely tradeable, subject to compliance with Rule 144 promulgated under the Securities Act of 1933 ("Securities Act"). As of the date hereof, an additional approximately 9,185,793 shares of Common Stock are issuable upon the full exercise of the Company's outstanding publicly traded Units, Class A Warrants and Class B Warrants, and in excess of two million shares of Common Stock are issuable upon exercise of other outstanding warrants and options. The issuance of shares upon the exercise of the Class A Warrants or Class B Warrants has been registered under the Securities Act, and substantially all of the shares of Common Stock issuable upon exercise of the remaining options and warrants may be resold pursuant to currently effective registration statements or Rule 144 under the Securities Act. The existence of the Company's outstanding warrants and options could adversely affect the Company's ability to obtain future financing. The price which the Company may receive for the Common Stock issued upon exercise of such options and warrants will likely be less than the market price of the Common Stock at the time such options and warrants are exercised. Moreover, the holders of the options and warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided for by the options and warrants.

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

  The Company's Articles of Incorporation authorize the issuance of 8,850,000 shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

                                USE OF PROCEEDS

  Holders of Warrants are not obligated to exercise their Warrants and there can be no assurance that the Warrantholders will choose to exercise all or any of their Warrants. In the event that all of the 2,035,423 outstanding Class A Warrants are exercised, the net proceeds to the Company would be $12,558,650, after deducting the Solicitation Fee and excluding other expenses of the offering. In the event that all of the 7,150,370 Class B Warrants outstanding and issuable upon the exercise of the outstanding Class A Warrants are exercised, the Company would receive additional net proceeds of $54,342,812, after deducting the Solicitation Fee, exclusive of other expenses of the offering.

  The Company intends to use the net proceeds received upon the exercise of the Warrants, if any, for general corporate purposes and working capital to support anticipated growth, including research and development programs and continuing development of a distributor network.

                                   DILUTION

  The following discussion and tables treat the Company's Class A and Class E-1 and Class E-2 Common Stock as a single class, and allocates no value to the Warrants contained in the Units.

  The net tangible book value of the Company at March 31, 1997 was approximately $8,756,682 or $.89 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company less the amount of its total liabilities, divided by the number of shares of Common Stock outstanding.

  After giving effect to the exercise of the 2,035,423 outstanding Class A Warrants, the pro forma net tangible book value of the shares of Class A Common stock at March 31, 1997 would have been $1.79 per share, representing an immediate dilution per share of $4.71 to individuals exercising Class A Warrants. After giving effect to the exercise of the 7,150,370 Class B Warrants which are either outstanding or issuable upon the exercise of the outstanding Class A Warrants, the pro forma net tangible book value of the shares of Class A Common Stock at March 31, 1997 would have been $3.98 per share, representing an immediate dilution per share of $4.02 to individuals exercising Class B Warrants.

  The following table illustrates the per share dilution to be incurred by individuals exercising the remaining Class A and Class B Warrants, assuming all such Warrants are exercised:

                                                           CLASS A    CLASS B
                                                          WARRANTS  WARRANTS(2)
                                                          --------- ------------
   Exercise price........................................     $6.50       $ 8.00
     Net tangible book value per share before the
      exercise of Warrants............................... .89
     Pro forma net tangible book value per share after
      the
      exercise of Class A Warrants and before the
      exercise of
      Class B Warrants...................................            1.79
     Increase per share attributable to the exercise of
      Warrants........................................... .90        2.19
   Pro forma net tangible book value after exercise(1)...      1.79         3.98
                                                              -----       ------
   Dilution of net tangible book value...................     $4.71       $ 4.02
                                                              =====       ======

--------
(1) Assumes the entire exercise price, less the Solicitation Fee and excluding other expenses of the offering, is allocated to the Class A Common Stock obtained upon exercise.

(2) Assumes prior exercise of all of the Class A Warrants.

                              RECENT DEVELOPMENTS

FDA CLEARANCE FOR HARD TISSUE PROCEDURES

  In May 1997, the United States Food and Drug Administration ("FDA") issued a clearance to market the Company's Centauri Er:YAG laser for certain hard tissue dental procedures. The Company has commenced these marketing efforts.

WARRANT EXERCISES

  Partially as a result of the issuance of the FDA clearance of the Company's Er:YAG laser for hard tissue procedures, a significant number of holders of the Company's outstanding Class A Warrants and Class B Warrants have exercised such Warrants. The Company has received, in connection with such exercises, gross proceeds in excess of $23 million during the period of May 12, 1997 to July 2, 1997.

ACQUISITION OF EYESYS TECHNOLOGIES, INC.

  The Company has entered into an Agreement and Plan of Merger ("Merger Agreement") dated as of April 24, 1997 among the Company, EyeSys, and Premier Acquisition of Delaware, Inc. ("PAI"). Pursuant to the Merger Agreement, PAI will merge with and into EyeSys, and EyeSys will survive the merger as a wholly owned subsidiary of Premier (the "Merger"). See "Risk Factors-- Integration of Acquired Business." Upon the consummation of the Merger, holders of securities of EyeSys will receive shares of Premier Common Stock and/or options to purchase Common Stock (together, "Premier Securities"). Premier Securities will also be issued to satisfy the claims of certain creditors and claimants of EyeSys. The minimum number of shares of Common Stock issuable in the Merger will be equal to $10,600,000 divided by the "Per Share Value" (as defined in the Merger Agreement). The consummation of the Merger, however, is subject to numerous contingencies and no assurance can be given that such contingencies will be satisfied or that the Merger will be consummated. A copy of the Merger Agreement has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended March 31, 1997, which has been incorporated by reference herein. See "Incorporation of Certain Documents By Reference." Additional information concerning the Merger is set forth in the Pro Forma Financial Statements included herein. See "Unaudited Pro Forma Combined Financial Statements." The Financial Statements of EyeSys are included in this Prospectus.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Pro Forma Condensed Consolidated Statement of Operations for the year ended March 31, 1997 presents unaudited pro forma operating results for the Company as if the Merger Agreement between the Company and EyeSys had occurred as of the beginning of the period presented. The following Pro Forma Condensed Consolidated Balance Sheet presents the unaudited pro forma financial condition of the Company as if the Merger occurred as of March 31, 1997. Of the total purchase price, $8.5 million represented the value of in-process research and development. The excess of the purchase price of EyeSys (exclusive of the amount allocated to in-process research and development) over the net identifiable assets and liabilities of EyeSys is reported as goodwill and developed product technology. The carrying values of EyeSys' net assets are assumed to equal their fair values for purposes of these unaudited pro forma financial statements, unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. These values are subject to revision. However, management believes that any resulting adjustments will not have a material effect on the financial position or results of operations.

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Operations were prepared assuming the consummation of: (i) the Merger, which is accounted for under the purchase method of accounting; and (ii) the exchange of convertible notes of EyeSys for the Company's Common Stock prior to the Merger. The unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent the Company's preliminary determination of the necessary adjustments and are based upon certain assumptions the Company considers reasonable under the circumstances. Final amounts may differ from those set forth below.

  The unaudited pro forma financial information presented does not consider any future events which may occur after the Merger including the possible payment of additional purchase price (i.e. certain contingent consideration payable in connection with the Merger) based upon established financial goals for fiscal 1998. The unaudited pro forma financial information presented does not attempt to quantify any operating expense synergies or cost reductions of the combined operations of the Company and EyeSys that may be realized after the Merger. Nor does the unaudited pro forma financial information consider the incremental expense, capital or conversion costs which may be incurred as a result of the Merger.

  THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE MERGER BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF THE COMPANY FOLLOWING THE MERGER.

  The unaudited pro forma condensed financial information should be read in conjunction with the consolidated financial statements of the Company and the financial statements of EyeSys and the related notes thereto contained in (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as amended, and (ii) EyeSys' audited financial statements for the fiscal years ended December 31, 1996, 1995 and 1994 included herein.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                          PREMIER LASER SYSTEMS, INC.

                                    YEAR ENDED MARCH 31, 1997(1)
                          ---------------------------------------------------------
                                                                        PRO FORMA
                            PREMIER                   PRO FORMA         CONDENSED
                             LASER        EYESYS     ADJUSTMENTS       CONSOLIDATED
                          -----------  ------------  -----------       ------------
Net sales...............  $ 5,530,861  $  8,097,780   $     --         $ 13,628,641
Cost of sales...........    3,968,539     4,912,222         --            8,880,761
                          -----------  ------------   ---------        ------------
Gross profit............    1,562,322     3,185,558         --            4,747,880
Selling and marketing
 expenses...............    2,406,010     4,038,427         --            6,444,437
Research and development
 expenses...............    1,563,228     1,103,009     120,000(2(a))     2,786,237
General and
 administrative
 expenses...............    1,736,184     1,692,624     236,405(2(a))     3,665,213
Write-off of investment
 in Mattan Corporation..      881,010           --          --              881,010
Termination of strategic
 alliance with IBC......      331,740           --          --              331,740
In-process research and
 development acquired in
 the Data.Site
 acquisition............      250,000           --          --              250,000
                          -----------  ------------   ---------        ------------
Loss from operations....   (5,605,850)   (3,648,502)   (356,405)         (9,610,757)
Interest (income)
 expense, net...........      (15,493)      516,496    (273,474)(2(b))      227,529
                          -----------  ------------   ---------        ------------
Net loss................   (5,590,357)   (4,164,998)    (82,931)         (9,838,286)
Less preferred stock
 dividends..............          --       (499,265)    499,265 (3)             --
                          -----------  ------------   ---------        ------------
Net loss attributable to
 common shareholders....  $(5,590,357) $ (4,664,263)  $ 416,334        $ (9,838,286)
                          ===========  ============   =========        ============
Net loss per common
 share..................  $     (0.96) $      (1.39)                   $      (1.46)(2(c))
                          ===========  ============                    ============
Weighted average shares
 outstanding............    5,833,326     3,352,994                       6,716,659(3)
                          ===========  ============                    ============


See notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

                          PREMIER LASER SYSTEMS, INC.

                                      AS OF MARCH 31, 1997(1)
                         --------------------------------------------------------------
                                                                            PRO FORMA
                           PREMIER                    PRO FORMA             CONDENSED
         ASSETS             LASER         EYESYS     ADJUSTMENTS           CONSOLIDATED
         ------          ------------  ------------  -----------           ------------
Current Assets:
  Cash and cash
   equivalents.......... $    173,610           --           --            $    173,610
  Short-term
   investments..........    3,968,288           --           --               3,968,288
  Restricted cash.......    1,050,000           --           --               1,050,000
  Accounts receivable,
   net..................    1,718,312     2,447,613          --               4,165,925
  Inventories...........    2,964,632     1,290,450          --               4,255,082
  Prepaid expenses and
   other current assets.      783,319        96,885          --                 880,204
                         ------------  ------------  -----------           ------------
    Total current
     assets.............   10,658,161     3,834,948          --              14,493,109
  Property and
   equipment, net.......      780,945       926,196          --               1,707,141
  Intangible assets,
   net..................    6,832,749           --       600,000(2(a))        7,432,749
  Goodwill..............    1,042,279           --     3,546,080(2(a))        4,588,359
  Other assets..........        6,477        54,776          --                  61,253
                         ------------  ------------  -----------           ------------
                         $ 19,320,611  $  4,815,920  $ 4,146,080           $ 28,282,611
                         ============  ============  ===========           ============
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Current liabilities:
  Accounts payable...... $  1,217,256  $  1,782,981          --            $  3,000,237
  Accrued liabilities...      590,369     1,367,888    1,100,000(2(b))        3,058,257
  Notes payable and
   current portion of
   capital lease
   obligations..........      831,920     5,116,124   (2,999,993)(2(d))       2,948,051
                         ------------  ------------  -----------           ------------
    Total current
     liabilities........    2,639,545     8,266,993   (1,899,993)             9,006,545
                         ------------  ------------  -----------           ------------
Long-term liabilities:
  Long-term debt........          --        234,860     (234,860)(2(d))             --
  Capital lease
   obligations--non-
   current..............       49,356           --           --                  49,356
                         ------------  ------------  -----------           ------------
    Total long-term
     liabilities........       49,356       234,860     (234,860)                49,356
                         ------------  ------------  -----------           ------------
Commitments and
 contingencies
Shareholders' equity:
  Preferred stock.......          --      6,702,660   (6,702,660)(2(a))             --
  Common stock..........   27,130,448     2,010,621    8,589,379(2(a))       37,730,448
  Common stock-Class E-
   1....................    4,769,878           --           --               4,769,878
  Common stock-Class E-
   2....................    4,769,878           --           --               4,769,878
  Class A warrants......    2,295,328           --           --               2,295,328
  Class B warrants......    1,490,818           --           --               1,490,818
  Options outstanding...      190,001           --       495,000(2(a))          685,001
  Warrants to purchase
   Class A common stock.      192,130           --           --                 192,130
  Accumulated deficit...  (24,206,771)  (12,399,214)   3,899,214(2(a),(e))  (32,706,771)
                         ------------  ------------  -----------           ------------
    Total shareholders'
     equity.............   16,631,710    (3,685,933)   6,280,933             19,226,710
                         ------------  ------------  -----------           ------------
                         $ 19,320,611  $  4,815,920  $ 4,146,080           $ 28,282,611
                         ============  ============  ===========           ============


          See notes to Unaudited Pro Forma Consolidated Balance Sheet

                         NOTES TO UNAUDITED PRO FORMA

                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

1. BASIS OF PRESENTATION

  The Company's fiscal year ends on March 31. EyeSys' fiscal year ends on December 31. For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended March 31, 1997, results of operations for EyeSys are for the year ended December 31, 1996.

  The results of operations for EyeSys included in the Unaudited Pro Forma Condensed Consolidated Statements of Operations contain certain reclassification entries in order to present cost of sales and operating expense information on a basis consistent with the presentation used by the Company.

2. PRO FORMA ADJUSTMENTS

  (a) Reflects the effect on depreciation and amortization expense resulting from the following:

   Amortization of goodwill (utilizing a 15 year life) related to the
    Merger and purchase price accounting adjustments..................  $236,405
   Amortization expense resulting from the allocation of purchase price to the fair value of developed product technology (utilizing an amortization period of 5 years)................................  $120,000

  (b) Convertible notes payable to certain shareholders of EyeSys aggregating $3,234,853 will be exchanged for the Company's Common Stock in connection with the Merger. The pro forma condensed consolidated statement of operations reflects the reduction of interest expense aggregating $273,474 resulting from such conversion.

  (c) The pro forma adjustments exclude the effect of $8.5 million of purchased in-process research and development which is expected to be expensed by the Company in the quarter in which the Merger is consummated. If the write-off had been reflected, net loss per common share would increase from $(1.46) to $(2.73) for the year ended March 31, 1997.

3. NET LOSS PER COMMON SHARE

  The pro forma weighted average common share amounts reflected in the unaudited pro forma condensed consolidated statement of operations represent the aggregate of the historical weighted average common shares of the Company and the 883,333 shares at an assumed value of $12 per share exchanged with the shareholders of EyeSys in connection with the Merger. The consolidated net loss per common share has been adjusted to exclude the accretion of dividends on EyeSys preferred stock which was exchanged for the Company's Common Stock in the Merger.

                         NOTES TO UNAUDITED PRO FORMA

                     CONDENSED CONSOLIDATED BALANCE SHEET

1. BASIS OF PRESENTATION

  For purposes of the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the financial position of EyeSys is as of December 31, 1996, the year-end of EyeSys.

2. PRO FORMA ADJUSTMENTS

  The following table reflects a detailed breakdown of the pro forma adjustments in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

    (a) Reflects the purchase of all outstanding EyeSys common stock for the aggregate price of $10.6 million or 883,333 shares at an assumed value of $12 per share on April 24, 1997, the date of the Merger Agreement and the issuance of 165,000 options to EyeSys option and warrant holders at an exercise price of $12 per share and with a deemed value of $3.00 per option, or an aggregate of $495,000. The carrying values of EyeSys' net assets are assumed to equal their fair values for purposes of these unaudited pro forma financial statements, unless indicated below. The fair market value of purchased in-process research and development of $8.5 million was determined by an independent appraisal. The entire amount is expected to be expensed by the Company in the quarter in which the acquisition is consummated. The remaining excess of the purchase price of EyeSys over its net book value as of the pro forma balance sheet date represents developed product technology and goodwill in the amount of $600,000 and $3,546,080, respectively.

    (b) Reflects the Company's estimate of costs associated with the Merger and estimated expenses associated with closing EyeSys's primary facility and related relocation costs aggregating approximately $1.1 million.

    (c) The accompanying Unaudited Condensed Consolidated Pro Forma Balance Sheet does not reflect any adjustments to the carrying values of EyeSys' net assets to equal their estimated fair values as such amounts are not anticipated to be significant. These values are subject to revision. However, management believes that any resulting adjustments will not have a material effect on the financial position or results of operations.

    (d) Convertible notes payable to certain shareholders of EyeSys aggregating $3,234,853 will be exchanged for the Company's Common Stock immediately prior to the consummation of the Merger. The pro forma condensed consolidated balance sheet reflects such conversion.

    (e) Reflects the elimination of the equity of EyeSys upon the consolidation with the Company.

                           DESCRIPTION OF SECURITIES

  The following description of the Company's capital stock and selected provisions of its Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the Company's Articles of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission.

COMMON STOCK

  The Company is authorized to issue 35,600,000 shares of Class A Common Stock, no par value, 2,200,000 shares of Class E-1 Common Stock, no par value, and 2,200,000 shares of Class E-2 Common Stock. The Class A Common Stock, Class E-1 Common Stock and the Class E-2 Common Stock have equal voting rights and are entitled to share equally in dividends from sources available therefor when, as and if declared by the Board of Directors. Holders of Class A Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. The holders of each class of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Common Stock are entitled to cumulative voting with respect to the election of directors upon giving notice as required by law. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares are, and all shares to be sold and issued as contemplated hereby will be, fully paid and nonassessable and legally issued. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's charter and without shareholder action. As of June 24, 1997, there were 10,706,673 shares of Class A Common Stock outstanding.

 Class E-1 Common Stock

  The Company is authorized to issue 2,200,000 shares of Class E-1 Common Stock, no par value. As of June 24, 1997, there were outstanding 1,257,178 shares of Class E-1 Common Stock and 1,257,178 shares of Class E-2 Common Stock (the "Escrow Shares"). The Escrow Shares are not transferrable (but may be voted), and each Escrow Share will automatically convert into one share of Common Stock and be released to the owners thereof upon the achievement of the objectives described below. On June 30, 2000, all Escrow Shares not previously converted into Common Stock will be cancelled. This arrangement was required by the representative of the underwriters for the Company's initial public offering as a condition of such offering.

  All of the Class E-1 Common Stock will be automatically converted into Class A Common Stock in the event that the Company's net income before provision for income taxes, as defined, exceeds certain amounts. These amounts were originally $6,850,000, $8,425,000, and $9,900,000 for the fiscal years ending March 31, 1998 through 2000, respectively, but these amounts will be increased in future fiscal years in proportion to increases in the weighted average number of shares of Class A Common Stock outstanding (as defined) in the relevant year, as compared to the number of shares outstanding immediately after the Company's initial public offering in 1994. In addition, the Class E-1 Common Stock will be converted if the Closing Price of the Company's Class A Common Stock for any 30 consecutive trading days shall average in excess of $19.25 during the period commencing June 1996 and ending in November 1997 (subject to adjustment in the event of any reverse stock splits or similar events). The Closing Price shall be the closing sale price as reported by the Nasdaq National Market.

 Class E-2 Common Stock

  The Company is authorized to issue 2,200,000 shares of Class E-2 Common Stock, no par value. All of the shares of Class E-2 Common Stock will be automatically converted into Class A Common Stock in the event that the Company's net income before provision for income taxes, as defined, amounts to at least $14,750,000,

$20,475,000 or $26,750,000 for years March 31, 1998 through 2000, respectively (which amounts shall be adjusted in the same manner as those for the Class E-1 Common Stock). In addition, the Class E-2 Common Stock will be automatically converted into Class A Common Stock if the closing price of the Company's Class A Common Stock shall average in excess of $24.00 for any 30 consecutive trading days during the period commencing May 1, 1996 and ending November 30, 1997.

  Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company, shall be held by the Company in escrow until conversion of the Escrow Shares. If none of the foregoing earnings or market price levels are attained, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled. The earnings and market price levels set forth above were determined by negotiation between the Company and the representative of the underwriter in the Company's initial public offering and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities. There can be no assurance that such earnings and market price levels will be attained or that any or all of the Escrow Shares will be converted into Common Stock. However, the conversion to Common Stock of all or any portion of the Escrow Shares may result in a charge to earnings to the extent that such shares are held by management or employees.

PREFERRED STOCK

  The Company's authorized preferred stock consists of 20,000,000 shares, no par value (the "Preferred Stock"), of which 11,150,000 shares have been cancelled or already designated. The Board of Directors has the authority, without further action by the shareholders, to issue from time to time up to 8,850,000 shares of Preferred Stock in one or more series and to fix the dividend rights and terms, conversion rights, voting rights (whole, limited or none), redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it more difficult for a third party to gain control of the Company. Such issuance of Preferred Stock could also adversely affect the distributions on and liquidation preference of the Common Stock by creating more series of Preferred Stock with distribution or liquidation preferences senior to the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

REDEEMABLE WARRANTS

  The Company has outstanding redeemable Class A Warrants and Class B Warrants (collectively, the "Warrants") which are currently listed on the Nasdaq National Market. These Warrants were issuable pursuant to Warrant Agreements (the "Warrant Agreements") among the Company, Blair (as the underwriter in the Company's two public offerings) and American Stock Transfer and Trust Company as warrant agent, and are evidenced by warrant certificates in registered form. The exercise prices of the Warrants were determined by negotiation between the Company and Blair at the time of the IPO and should not be construed to predict or imply that any price increase will occur in any of the Company's securities.

  The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the respective expiration dates (or earlier redemption dates), accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrants are being exercised. Holders of the Warrants do not have any voting or other rights of a shareholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to unilaterally reduce the exercise price or extend the expiration date of the Warrants. The Warrants provide for the adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect the holders of the

Warrants against dilution of the event of a stock dividend, stock split, combination or reclassification of the Class A Common Stock or upon issuance of additional shares of Class A Common Stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to employees, directors and consultants to the Company.

 Class A Warrants

  Each Class A Warrant entitles the registered holder to purchase one share of Class A Common Stock and one redeemable Class B Warrant at an exercise price of $6.50 at any time prior to November 30, 1999. As of July 16, 1997, the Company has outstanding 2,035,423 Class A Warrants. The Company has the right to redeem all of the Class A Warrants at a price of $0.05 per Class A Warrant upon not less than 30 days' prior written notice at any time after November 30, 1997, provided that before any such redemption can take place, the last sale price of the Company's Class A Common Stock in the over-the-counter market shall have averaged in excess of $9.10 per share for 30 consecutive business days ending within 15 days of the date of the notice of redemption. During the 30-day notice period, a holder shall have the option to exercise his Class A Warrants. This right of redemption shall not apply to the Class A Warrants that are components of the IPO Unit Purchase Options, as defined below.

 Class B Warrants

  Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.00 per share at any time prior to November 30, 1999. As of July 16, 1997, the Company had outstanding 5,114,947 Class B Warrants. The Company has a right to redeem all of the Class B Warrants at a price of $.05 per Class B Warrant upon not less than 30 days' prior written notice at any time after November 30, 1997, provided that before any such redemption can take place, the last sale price of the Company's Class A Common Stock in the over-the-counter market shall have averages in excess of $11.20 per share for 30 consecutive business days ending within 15 days prior to the date of the notice of redemption. During the 30-day notice period, a holder shall have the option to exercise his Class B Warrants. This right of redemption shall not apply to the Class B Warrants that are components of the IPO Unit Purchase Options or the Secondary Unit Purchase Option, as defined below.

IPO UNITS

  The Company also has outstanding units issued in the IPO (the "IPO Units") which are currently listed on the Nasdaq SmallCap Market. Each IPO Unit consists of (i) one share of Class A Common Stock, (ii) one Class A Warrant and (iii) one Class B Warrant. The Class A Common Stock, Class A Warrants and Class B Warrants were separately transferable immediately upon issuance.

IPO UNIT PURCHASE OPTIONS

  In connection with the Company's IPO, the Company granted to the Underwriter and three finders IPO Unit Purchase Options to purchase up to an aggregate of 240,000 units. These units issuable upon exercise of the IPO Unit Purchase Options will be identical to the publicly traded IPO Units except that the Class A Warrants and the Class B Warrants included in the IPO Unit Purchase Options will not be subject to redemption by the Company, except if at the time the Warrants are called for redemption, the IPO Unit Purchase Options have been exercised and the underlying warrants are outstanding. The IPO Unit Purchase Options are exercisable at any time prior to November 30, 1999 at an exercise price of $7.00 per IPO Unit subject to adjustment in certain events to protect against dilution. The IPO Unit Purchase Options cannot be transferred, sold, assigned or hypothecated until November 30, 1997, except in the case of a transfer to any officer of the underwriter for the IPO or a member of that selling group.

SECONDARY UNIT PURCHASE OPTIONS

  In connection with the Company's Secondary Offering in October 1996, the Company granted to Blair, as the underwriter in such offering, options (the "Secondary Units Purchase Options") to purchase up to 1,100 units. These units issuable upon exercise of the Secondary Unit Purchase Option will be identical to the units issued in the Secondary Offering, and therefore each will consist of 190 shares of the Company's Class A Common Stock and 95 Class B Warrants. The Class B Warrants included therein are subject to redemption by the Company at any time after the Secondary Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Secondary Unit Purchase Option is exercisable during the three year period commencing October 18, 1998, at an exercise price of $1,200 per unit, subject to adjustment in certain events to protect against dilution. After the expiration date of the Class B Warrants included therein, the Secondary Unit Purchase Option will be exercisable only with respect to the shares Class A Common Stock subject to such option. The Secondary Unit Purchase Option is not transferable until October 18, 1998, except to officers of the Underwriter or to members of the selling group. Subject to certain procedural requirements and limitations relating to underwriting offerings, the Company has agreed upon request to register under the Securities Act the securities issuable upon exercise of the Secondary Unit Purchase Option on two separate occasions during the four year period commencing October 18, 1997. The initial such registration is to be at the Company's expense and the second registration is to be at the expense of the holders. The Secondary Unit Purchase Option includes a provision permitting the holders to elect a cashless exercise. The Company has also granted certain "piggyback" registration rights to holders of the Secondary Unit Purchase Option.

TRANSFER AND WARRANT AGENT

  The Transfer and Warrant Agent for the Company's securities is American Stock Transfer & Trust Company, New York, New York.

                             PLAN OF DISTRIBUTION

  The securities offered hereby are being offered directly by the Company pursuant to the terms of the Warrants. No underwriter is being utilized in connection with this offering.

  The Company has agreed to pay Blair a Solicitation Fee of 5% of the aggregate exercise price of each Warrant which is exercised if (i) the market price of the Class A Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrant; (ii) the exercise of the Warrant was solicited by a member of the NASD; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrant; and (v) the solicitation of exercise of the Warrants was not in violation of Rule 10b-6 as promulgated under the Exchange Act or respective state blue sky laws. Any costs incurred by the Company in connection with the exercising of the Warrants shall be borne by the Company.

  Blair acted as the underwriter of the Company's IPO in November and December 1994, and as the underwriter of its Secondary Offering in October 1996. Other than the securities underlying the IPO Unit Purchase Option granted to Blair in connection with the IPO, and the Secondary Unit Purchase Option granted to Blair in connection with the Secondary Offering, the Company is not aware of any other securities of the Company owned by Blair. In connection with the IPO and the Secondary Offering, the Company and Blair agreed to indemnify each other against certain liabilities in connection with the IPO and the Secondary Offering including liabilities under the Act.

  In connection with the IPO, the Company sold to Blair and its designees, for nominal consideration, IPO Unit Purchase Options to purchase up to 216,000 IPO Units at an exercise price of $7.00 per IPO Unit. The IPO Unit Purchase Option is exercisable during the period commencing November 30, 1995 and ending November 30, 1999. In connection with the Secondary Offering, the Company sold to Blair, for nominal consideration, the Secondary Unit Purchase Option to purchase up to 1,100 units of the type sold in the Secondary Offering, at an exercise price of $1,200 per unit, subject to adjustment in certain events to protect against dilution. See "Description of Securities--IPO Unit Purchase Options;--Secondary Unit Purchase Options."

  Subject to certain limitations and exclusions, the Company has agreed, upon request, to register the IPO Unit Purchase Option issued to Blair and the Secondary Unit Purchase Option and the underlying securities under the Act on two occasions (the first at the Company's expense, and the second at the expense of the holders of such options). The Company has also granted certain "piggyback" registration rights to holders of Blair's IPO Unit Purchase Option and the Secondary Unit Purchase Option.

  The Company entered into an agreement with Blair providing for the payment of a fee to Blair, in the event that Blair is responsible for a merger or other acquisition transaction to which the Company is a party. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000.

  The officers and certain directors of the Company have agreed not to sell, transfer or assign any of their shares of Common Stock, options or warrants without the prior written consent of Blair through October 18, 1997.

  Unless granted an exemption by the Commission from Rule 10b-6, Blair will be prohibited from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair may be unable to continue to make a market in the Company's securities during certain periods while the Warrants are exercisable.

  The exercise prices and other terms of the Warrants have been determined by negotiation between the Company and Blair and are not necessarily related to the Company's asset value, net worth or other established criteria of value.

  Blair acted as placement agent in connection with the Private Placement of the Bridge Notes and warrants completed in August 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Blair has informed the Company that the Commission is conducting an investigation concerning various business activities of Blair. The investigation appears to be broad in scope, involving numerous aspects of Blair's compliance with the federal securities laws. The Company has been advised by Blair that the investigation has been ongoing since at least 1989 and that they are cooperating with the investigation. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against Blair, or, if so, whether any such action might have an adverse effect on Blair or the securities offered hereby. Blair makes a market in the Company's securities. An unfavorable resolution of the Commission's investigation could have the effect of limiting Blair's ability to make a market in the Company's securities, which could affect the liquidity and price of such securities.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and certain others and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers and certain key consultants.

  In addition, the Company's Articles of Incorporation provides that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omission involving intentional misconduct or knowing and culpable violations of law, for acts or omissions that the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty of the Company or its shareholders, for improper transaction between the director and the Company, for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

  The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INDEX TO EYESYS FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................   F-2
Balance Sheets as of December 31, 1996 and 1995...........................   F-3
Statements of Operations for the years ended December 31, 1996, 1995, and
 1994.....................................................................   F-4
Statements of Changes in Stockholders' Equity for the years ended December
 31, 1996, 1995, and 1994.................................................   F-5
Statements of Cash Flows for the years ended December 31, 1996, 1995 and
 1994.....................................................................   F-6
Notes to Financial Statements.............................................   F-7
Balance Sheet as of March 31, 1997 (unaudited)............................  F-19
Statements of Operations for the three months ended March 31, 1997 and
 1996 (unaudited).........................................................  F-20
Statements of Cash Flows for the three months ended March 31, 1997 and
 1996 (unaudited).........................................................  F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
EyeSys Technologies, Inc.:

  We have audited the accompanying balance sheets of EyeSys Technologies, Inc. as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeSys Technologies, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has reported net losses of $4,164,998, $3,424,996 and $3,708,657 for the years ended December 31, 1996, 1995 and
1994, respectively, and was in default of several loan covenants relating to its revolving lines of credit. In addition, the Company has not repaid these obligations within the respective terms. The above conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
May 13, 1997, except for Notes 5 and 15
as to which the date is June 3, 1997

                           EYESYS TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                           DECEMBER 31,
                                                     -------------------------
                                                         1996         1995
                                                     ------------  -----------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................               $   730,968
  Trade and other receivables, net of allowance for
   doubtful accounts of $161,194 and $219,262....... $  2,447,813    2,601,015
  Inventories.......................................    1,290,450    1,827,644
  Prepaid expenses..................................       96,685      177,122
                                                     ------------  -----------
    Total current assets............................    3,834,948    5,336,749
Property and equipment, net.........................      926,196    1,312,286
Deposits and other assets...........................       54,776      164,768
                                                     ------------  -----------
    Total assets.................................... $  4,815,920  $ 6,813,803
                                                     ============  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to a bank............................ $    650,000
  Notes payable and current maturities of long-term
   debt.............................................    1,376,131  $   158,786
  Notes payable to related parties, current
   maturities.......................................    3,089,993
  Accounts payable..................................    1,782,981    2,856,611
  Accrued liabilities...............................      890,504      548,584
  Customer deposits.................................       75,410       69,653
  Deferred revenue..................................      131,398       80,992
  Accrued interest payable to related parties.......      270,576        1,475
                                                     ------------  -----------
    Total current liabilities.......................    8,266,993    3,716,101
Long-term debt, less current maturities.............      234,860    1,347,058
Notes payable to related parties....................                 1,282,238
Commitments and contingencies
Stockholders' equity (deficit):
  Series A: noncumulative convertible preferred
   stock, 350,000 shares authorized; 101,784 shares
   issued and outstanding at December 31, 1996 and
   1995 ($7.00 per share or $712,488 aggregate
   liquidation preference at December 31, 1996 and
   1995)............................................      630,791      630,791
  Series B: cumulative, convertible preferred stock,
   4,953,026 shares authorized, issued and
   outstanding at December 31, 1996 and 1995 ($1.49
   and $1.39 per share or $7,383,809 and $6,884,544
   aggregate liquidation preference at December 31,
   1996 and 1995, respectively).....................    6,071,869    6,071,869
  Common stock; no par or stated value, 20,000,000
   shares authorized; 3,377,671 and 3,324,374 shares
   issued and outstanding at December 31, 1996 and
   1995, respectively...............................    2,010,621    1,999,962
  Accumulated deficit...............................  (12,399,214)  (8,234,216)
                                                     ------------  -----------
    Total stockholders' equity (deficit)............   (3,685,933)     468,406
                                                     ------------  -----------
    Total liabilities and stockholders' equity...... $  4,815,920  $ 6,813,803
                                                     ============  ===========

    The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                          FOR THE YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  -----------
Revenues:
  Product revenue....................... $ 8,097,780  $ 8,921,968  $ 8,297,967
  License fee revenue...................                  600,000
                                         -----------  -----------  -----------
                                           8,097,780    9,521,968    8,297,967
                                         -----------  -----------  -----------
Expenses:
  Costs of sales........................   4,912,222    5,089,694    4,498,840
  Selling, general and administrative...   5,731,051    5,726,183    5,277,651
  Research and development..............   1,103,009    1,946,153    2,255,320
                                         -----------  -----------  -----------
    Total operating costs and expenses..  11,746,282   12,762,030   12,031,811
                                         -----------  -----------  -----------
Loss from operations....................  (3,648,502)  (3,240,062)  (3,733,844)
Interest expense........................     492,269      198,191       14,226
Other expense (income) .................      24,227      (28,953)      (1,413)
                                         -----------  -----------  -----------
Loss before income tax (provision)
 benefit................................  (4,164,998)  (3,409,300)  (3,746,657)
Income tax (provision) benefit..........                  (15,696)      38,000
                                         -----------  -----------  -----------
Net loss................................  (4,164,998)  (3,424,996)  (3,708,657)
Less preferred stock dividends..........    (499,265)    (448,635)    (195,094)
                                         -----------  -----------  -----------
Net loss to common stockholders......... $(4,664,263) $(3,873,631) $(3,903,751)
                                         ===========  ===========  ===========
Net loss per common share............... $     (1.39) $     (1.19) $     (1.24)
                                         ===========  ===========  ===========
Weighted average shares outstanding.....   3,352,994    3,265,034    3,142,852
                                         ===========  ===========  ===========


    The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             SERIES A           SERIES B
                         PREFERRED STOCK    PREFERRED STOCK         COMMON STOCK
                         ---------------- --------------------  -------------------- ACCUMULATED
                         SHARES   AMOUNT   SHARES     AMOUNT     SHARES     AMOUNT     DEFICIT        TOTAL
                         ------- -------- --------- ----------  --------- ---------- ------------  -----------
Balance at December 31,
 1993................... 101,784 $630,791                       3,142,061 $1,963,499 $ (1,100,563) $ 1,493,727
Issuance of common
 shares for cash under
 incentive Stock Option
 Plan...................                                           96,250     19,250                    19,250
Issuance of preferred
 stock for cash.........                  3,737,770 $4,709,591                                       4,709,591
Issuance of preferred
 stock for consulting
 services...............                     24,782     31,225                                          31,225
Payment of offering
 costs related to the
 preferred stock
 issuance...............                              (142,437)                                       (142,437)
Net loss for the year
 ended December 31,
 1994...................                                                               (3,708,657)  (3,708,657)
                         ------- -------- --------- ----------  --------- ---------- ------------  -----------
Balance at December 31,
 1994................... 101,784  630,791 3,762,552  4,598,379  3,238,311  1,982,749   (4,809,220)   2,402,699
                         ------- -------- --------- ----------  --------- ---------- ------------  -----------
Issuance of common
 shares for cash under
 incentive Stock Option
 Plan...................                                           86,063     17,213                    17,213
Issuance of preferred
 stock for cash.........                  1,190,474  1,499,999                                       1,499,999
Payment of offering
 costs related to the
 preferred stock
 issuance...............                               (26,509)                                        (26,509)
Net loss for the year
 ended December 31,
 1995...................                                                               (3,424,996)  (3,424,996)
                         ------- -------- --------- ----------  --------- ---------- ------------  -----------
Balance at December 31,
 1995................... 101,784  630,791 4,953,026  6,071,869  3,324,374  1,999,962   (8,234,216)     468,406
Issuance of common
 shares for cash under
 Stock Option Plan......                                           53,297     10,659                    10,659
Net loss for current
 year...................                                                               (4,164,998)  (4,164,998)
                         ------- -------- --------- ----------  --------- ---------- ------------  -----------
Balance at December 31,
 1996................... 101,784 $630,791 4,953,026 $6,071,869  3,377,671 $2,010,621 $(12,399,214) $(3,685,933)
                         ======= ======== ========= ==========  ========= ========== ============  ===========


    The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                            FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net loss...............................  $(4,164,998) $(3,424,996) $(3,708,657)
                                          -----------  -----------  -----------
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization expense.      498,170      348,898      208,723
  Provision for doubtful accounts.......                   195,200      165,000
  Provision for write-down on
   inventories..........................      315,771
  Loss on disposal of property and
   equipment............................        3,067        3,493
  Deferred federal income tax expense...                                 22,000
  Compensation for consulting services
   paid through issuance of preferred
   stock................................                                 31,225
  Changes in operating assets and
   liabilities:
   Decrease (increase) in accounts
    receivable..........................      153,202     (660,628)    (573,881)
   Decrease (increase) in inventories...      171,751     (482,088)     125,921
   Decrease (increase) in prepaid
    expenses............................       80,437      (95,420)      14,904
   Decrease (increase) in other assets..      109,994     (151,973)      (2,154)
   Increase (decrease) in accounts
    payable.............................   (1,073,630)   1,354,118     (146,213)
   Increase (decrease) in accrued
    liabilities.........................      268,645      (33,832)     347,869
   Increase (decrease) in customer
    deposits............................        5,757       (8,985)      23,970
   Increase (decrease) in deferred
    revenue.............................       50,406       42,667      (24,380)
   Increase in accrued interest payable
    to related parties..................      269,101        1,475
                                          -----------  -----------  -----------
    Total adjustments...................      852,671      512,925      192,984
                                          -----------  -----------  -----------
    Net cash used in operating
     activities.........................   (3,312,327)  (2,912,071)  (3,515,673)
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Capital expenditures...................      (69,958)    (742,329)    (458,833)
 Proceeds from disposals of property and
  equipment.............................        4,481        1,882
                                          -----------  -----------  -----------
    Net cash used in investing
     activities.........................      (65,477)    (740,447)    (458,833)
Cash flows from financing activities:
 Bank overdraft.........................       73,275
 Proceeds from revolving lines of
  credit................................    1,489,807    1,594,000       75,000
 Repayment of revolving lines of credit.     (576,645)    (519,552)    (647,000)
 Proceeds from notes payable............      116,050      424,699      329,780
 Repayment of notes payable.............     (274,065)     (37,687)    (341,316)
 Proceeds from notes payable to related
  parties...............................    1,807,755    1,282,238
 Proceeds from issuance of preferred
  stock.................................                 1,499,999    4,709,591
 Offering costs in connection with
  issuance of preferred stock...........                   (26,509)    (142,437)
 Proceeds from issuance of common stock.       10,659       17,213       19,250
                                          -----------  -----------  -----------
    Net cash provided by financing
     activities.........................    2,646,836    4,234,401    4,002,868
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................     (730,968)     581,883       28,362
Cash and cash equivalents at beginning
 of period..............................      730,968      149,085      120,723
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $       --   $   730,968  $   149,085
                                          ===========  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  EyeSys Technologies, Inc. (the "Company"), formerly EyeSys Laboratories, Inc., manufactures and distributes a specialized line of diagnostic ophthalmic equipment which was internally developed by the Company for medical equipment distributors and doctors geographically located in North and South America, Europe and portions of Asia. Targeted markets include ophthalmologists and optometrists affiliated with refractive networks or contact lens labs. Domestic and foreign sales each comprise approximately 50% of the Company's sales. The Company faces competition from primarily three other companies in the corneal topography market. The following is a summary of the Company's significant accounting policies.

 Technology and Patents

  The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company believes that its future success will depend, in part, upon its ability to change and its ability to identify and develop technical innovations and apply them to new products designed for specific ophthalmic applications. The Company's success depends, in part, on its ability to continue to have patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company intends to vigorously defend its patents against any infringements. The Company has been issued several patents and several others are pending, all of which were internally developed.

 Regulations

  The Company's medical equipment is subject to review by the United States Food and Drug Administration (the "FDA"). The EyeSys Corneal Analysis system is categorized by the FDA as a Class One medical device and to date, has required only Regulation 510(k) Notification in the United States. To date, the Company has been inspected twice and has not received a notice of noncompliance with regulations specified by the FDA. In addition, sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The Company requires its distributors to obtain regulatory approval for the Company's products in their territories.

 Cash and Cash Equivalents

  For purposes of reporting cash flows the Company considers any highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories, consisting of finished goods and parts and materials for construction of ophthalmic equipment, are stated at the lower of cost or market value with cost determined using the first-in, first-out (FIFO) method. See Note 3.

 Property and Equipment

  Property and equipment are recorded at cost. Disposals are removed at cost less accumulated depreciation and any gain or loss from disposition is reflected in current year income. Depreciation is provided over the estimated useful lives of the depreciable assets using the straight-line method for financial reporting purposes and an accelerated method for tax reporting purposes. All equipment is depreciated over an estimated useful life of five years, except for tooling and fixtures, which is depreciated over three years. Additions or improvements that increase the value or extend the life of an asset are capitalized. Maintenance and repairs are expensed as incurred.

                           EYESYS TECHNOLOGIES, INC.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

 Advertising Expenses

  Advertising expenses consist primarily of costs incurred in promoting the Company's products, printed brochures and other activities. The Company expenses advertising as incurred. The Company's advertising expense was approximately $262,000, $289,000 and $233,000 in 1996, 1995 and 1994,
respectively.

 Provision for Warranty Claims

  Estimated warranty costs are accrued at the time of sale of the warranted products. Actual results could differ from those estimates.

 Income Taxes

  Income taxes have been provided in accordance with the liability method of accounting for income taxes (See Note 8). Accordingly, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year end. A valuation allowance is provided, if necessary, to reduce any resulting deferred tax assets to their estimated net realizable value. Actual results could differ from those estimates.

 Revenue Recognition

  The Company generally recognizes revenue upon shipment of its product to the customer. Revenue from the sale of extended warranties is deferred and recognized ratably over the warranty period. Revenues from extended warranties totaled approximately $198,000, $172,000 and $10,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Revenues from license fees are recognized upon delivery of the software and completion of substantially all obligations.

 Research and Development

  Research and development costs are expensed as incurred.

 Concentrations of Credit and Market Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable, cash and cash equivalents.

  The Company sells products and grants credit primarily to medical equipment distributors and doctors geographically located in North and South America, Europe and portions of Asia. The Company investigates customers but generally does not require collateral for credit granted.

  The Company maintains its cash in demand deposits with major financial institutions selected by management based upon management's assessment of the financial stability of such financial institutions. Balances periodically exceed the $100,000 level covered by federal depository insurance; however, the Company has experienced no losses.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           EYESYS TECHNOLOGIES, INC.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

 Loss Per Share

  Loss per share is computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, if inclusion of such equivalents is not anti-dilutive.

 Reclassifications

  Certain prior year financial statement items of the Company have been reclassified to conform to the current year presentation. Such reclassifications had no effect on the Company's financial position, results of operations or cash flows.

 Recent Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", ("SFAS 128"). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management of the Company believes that the adoption of SFAS 128 will not have a material effect on its disclosure of earnings per share.

2. TRADE AND OTHER RECEIVABLES, NET:

  Trade and other receivables, net consisted of the following at December 31, 1996 and 1995:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
   Accounts receivable, trade........................... $2,401,481  $2,749,260
   Employee advances and other..........................    207,526      71,017
                                                         ----------  ----------
       Total............................................  2,609,007   2,820,277
   Less allowance for doubtful accounts.................   (161,194)   (219,262)
                                                         ----------  ----------
       Trade and other receivables, net................. $2,447,813  $2,601,015
                                                         ==========  ==========

3. INVENTORIES:

  Inventories consisted of the following at December 31, 1996 and 1995:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
   Parts and materials.................................. $  580,974  $1,020,277
   Work in process......................................    195,644     120,055
   Finished goods inventory.............................    863,764     721,472
                                                         ----------  ----------
                                                          1,640,382   1,861,804
   Obsolescence reserve.................................   (349,932)    (34,160)
                                                         ----------  ----------
                                                         $1,290,450  $1,827,644
                                                         ==========  ==========

                           EYESYS TECHNOLOGIES, INC.

4. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31, 1996 and 1995:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996         1995
                                                        -----------  ----------
   Computer equipment.................................. $   855,116  $  780,123
   Demonstration units.................................     320,812     329,845
   Office furniture and fixtures.......................     391,159     381,705
   Machinery and equipment.............................     117,998     119,324
   Tooling and fixtures................................     443,131     415,594
   Leasehold improvements..............................      48,423      60,617
                                                        -----------  ----------
       Total...........................................   2,176,639   2,087,208
   Less accumulated depreciation.......................  (1,250,443)   (774,922)
                                                        -----------  ----------
       Property and equipment, net..................... $   926,196  $1,312,286
                                                        ===========  ==========

  Demonstration units represent the Company's internally produced diagnostic ophthalmic devices that were removed from inventory at cost for placement at medical or research facilities to promote sales. Depreciation expense totaled $485,219, $335,947 and $195,772 in 1996, 1995 and 1994, respectively.

5. NOTES PAYABLE AND LONG-TERM DEBT:

  Notes payable and long-term debt consisted of the following at December 31, 1996 and 1995:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
   Note payable to a bank:
    Note payable to Silicon Valley Bank, bearing
    interest at prime (8.25% at December 31, 1996) plus
    2.25% per year, due monthly. This note is
    guaranteed by certain investors and collateralized
    by all assets, except inventory and fixed assets.
    On June 3, 1997, the Company amended the agreement
    to extend the maturity date through July 15, 1997..  $  650,000
                                                         ----------  ----------
                                                         $  650,000  $   --
                                                         ==========  ==========
   Notes payable to related parties:
    Uncollateralized bridge loans payable to
    stockholders, bearing interest at 10.5% per year.
    Principal and interest payments are due in June
    1997. At any time, at the option of the holders,
    the loans are convertible into shares of common
    stock based on the estimated fair value of the
    common stock at the conversion date................  $2,999,993  $1,282,238
    Uncollateralized notes payable to president and
    chief executive officer, bearing interest at prime
    plus 2% per year, due monthly. Principal is due on
    demand, but no later than December 31, 1997........      90,000
                                                         ----------  ----------
    Less current maturities............................  (3,089,933)
                                                         ----------  ----------
                                                         $   --      $1,282,238
                                                         ==========  ==========

                           EYESYS TECHNOLOGIES, INC.

5. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED):

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996         1995
                                                       -----------  ----------
Long term debt:
 Notes payable to a bank under $1,000,000 domestic
 revolving line of credit agreement funded by Silicon
 Valley Bank, bearing interest at prime (8.25%) plus
 2% per year, due monthly. This note is collateralized
 by all assets except inventory and fixed assets. On
 June 3, 1997, the Company amended the agreement to
 extend the maturity date through July 15, 1997. ..... $   626,909  $  398,992
 Notes payable to a bank under $1,000,000 foreign
 revolving line of credit agreement funded by Silicon
 Valley Bank, bearing interest at prime (8.25%) plus
 1.5% per year, due monthly. This note is
 collateralized by certain inventory and receivables.
 On June 3, 1997, the Company amended the agreement to
 extend the maturity date through July 15, 1997. .....     710,701     675,457
 Notes payable to a partnership, bearing interest at
 approximately 9.12% per year. Principal and interest
 payments are due in monthly installments based on a
 loan factor of 3.2137% through January 1999. This
 note is collateralized by certain fixed assets and
 equipment. ..........................................     121,485     212,986
 Notes payable to a partnership, bearing interest at
 approximately 10.17% per year. Principal and interest
 payments are due in monthly installments based on a
 loan factor of 3.2137% through July 1998. This note
 is collateralized by certain fixed assets and
 equipment............................................     130,699     186,671
 Other, principally capitalized leases................      21,197      31,738
                                                       -----------  ----------
                                                         1,610,991   1,505,844
 Less current maturities..............................  (1,376,131)   (158,786)
                                                       -----------  ----------
                                                       $   234,860  $1,347,058
                                                       ===========  ==========

  Approximate maturities of long-term debt under existing terms at December 31, 1996 are as follows:

   FISCAL YEARS ENDING IN:
   -----------------------
     1997............................................................ $1,376,131
     1998............................................................    216,193
     1999............................................................     18,667
                                                                      ----------
                                                                      $1,610,991
                                                                      ==========

  The weighted average interest rates for fiscal years 1996 and 1995 were 10.2% and 10.29%, respectively.

  The note payable to a bank and domestic and foreign revolving notes payable agreements contain certain covenants, the most restrictive of which requires that the Company's net loss on a monthly basis from April 1, 1996 to December 31, 1996 not exceed the amount specified in the agreement. At December 31, 1996, the Company was in violation of the net loss, the minimum net worth, debt to net worth ratio and other reporting covenants, which could allow the financial institution to accelerate the maturity of the note. The Company has not obtained waivers for noncompliance with these debt covenants; however, the bank has agreed to forebear from exercising its remedies under the agreements until July 15, 1997.

  The fair value of notes payable and long-term debt approximates carrying value as the related obligations accrue interest at a rate which is consistent with that currently offered for similar obligations.

                           EYESYS TECHNOLOGIES, INC.

5. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED):

  Interest expense to related parties was $269,101 and $1,475 in 1996 and 1995, respectively.

6. CAPITAL LEASE OBLIGATION:

  During 1994, the Company leased certain office equipment under an agreement which is classified as a capital lease. Amortization of the lease is included in depreciation.

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
Equipment held under capital lease.......................... $ 64,755  $ 64,755
Accumulated amortization....................................  (44,249)  (31,298)
                                                             --------  --------
                                                             $ 20,506  $ 33,457
                                                             ========  ========

7. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
Accrued professional fees.................................... $223,560 $ 33,952
Sales taxes payable..........................................   21,471   16,884
Accrued commissions..........................................  157,481  137,158
Accrued warranty costs.......................................  123,056  127,902
Accrued payroll..............................................   18,690   56,219
Accrued vacation.............................................  107,568   70,929
Bank overdraft...............................................   73,275
Other........................................................  165,403  105,540
                                                              -------- --------
                                                              $890,504 $548,584
                                                              ======== ========

8. INCOME TAXES:

  The composition of deferred tax assets and liabilities and the related tax effects as of December 31, 1996 and 1995 were as follows:

                                         1996                    1995
                                 ----------------------  ----------------------
                                  CURRENT   NONCURRENT    CURRENT   NONCURRENT
                                 ---------  -----------  ---------  -----------
Allowance for doubtful accounts
 receivable....................  $  55,000               $  90,000
Inventory reserves.............    143,000                  46,000
Research and development credit
 carryforward..................    191,000                 191,000
Other..........................    121,000                 119,000
Net operating loss
 carryforward..................             $ 3,579,000             $ 2,269,000
                                 ---------  -----------  ---------  -----------
  Total deferred tax assets....    510,000    3,579,000    446,000    2,269,000
Liability--property and equip-
 ment basis....................                 (57,000)                (72,000)
Valuation allowance............   (510,000)  (3,522,000)  (446,000)  (2,197,000)
                                 ---------  -----------  ---------  -----------
                                 $    --    $      --    $    --    $      --
                                 =========  ===========  =========  ===========

                           EYESYS TECHNOLOGIES, INC.

8. INCOME TAXES (CONTINUED):

  The difference between the 1996, 1995 and 1994 income tax provision (benefit) in the accompanying statement of operations and the amount that would result if the U.S. federal statutory rate of 34% were applied to the pre-tax financial loss was as follows:

                                   1996                    1995                    1994
                          ----------------------- ----------------------- -----------------------
                                       PERCENTAGE              PERCENTAGE              PERCENTAGE
                                        OF PRETAX               OF PRETAX               OF PRETAX
                            AMOUNT       INCOME     AMOUNT       INCOME     AMOUNT       INCOME
                          -----------  ---------- -----------  ---------- -----------  ----------
Benefit of federal
 income tax at statutory
 rate...................  $(1,416,099)   (34.0)%  $(1,159,162)   (34.0)%  $(1,273,863)   (34.0)%
State income tax, net of
 federal benefit........
Research and development
 tax credits............                              (35,499)    (1.0)       (64,999)    (1.7)
Increase in valuation
 reserve................    1,374,000     33.0      1,192,000     35.0      1,323,000     35.3
Other...................       42,099      1.0         18,357      0.4        (22,138)    (0.6)
                          -----------    -----    -----------    -----    -----------    -----
                          $       --       --     $    15,696      0.4%   $   (38,000)    (1.0)%
                          ===========    =====    ===========    =====    ===========    =====

  The components of the income tax (provision) benefit for the years ended December 31, 1996, 1995 and 1994, were as follows:

                                                       1996    1995      1994
                                                       ----- --------  --------
   Current
     Foreign.......................................... $     $(15,696)
     Federal..........................................                 $ 60,000
                                                       ----- --------  --------
                                                         --   (15,696)   60,000
                                                       ----- --------  --------
   Deferred
     Federal..........................................                  (22,000)
     State............................................
                                                       ----- --------  --------
                                                         --             (22,000)
                                                       ----- --------  --------
       Total income tax (provision) benefit........... $ --  $(15,696) $ 38,000
                                                       ===== ========  ========

  At December 31, 1996, the Company had net operating loss and tax credit carryforwards of approximately $10,520,000 and $191,000, respectively, which expire between 2009 and 2010. The utilization of the net operating loss carryforward is limited by approximately $918,000 related to certain ownership changes under Internal Revenue Code Section 382. The utilization of the tax credit carryforward may be limited by certain ownership changes under Internal Revenue Code Section 382.

9. STOCKHOLDERS' EQUITY:

  On June 15, 1994, the Company's board of directors authorized the issuance of 3,762,552 shares of Series B Cumulative Preferred Stock ("Series B Preferred Stock"), and subsequently, issued 3,762,552 shares at $1.26 per share which includes 24,782 shares issued in exchange for consulting services valued at $31,225. Holders of the Series B Preferred Stock are entitled to receive dividends at the rate of $.10 per share per year, payable in preference to any payments of dividends on Common Stock. The Series B Preferred Stock is convertible to common stock at the option of the holder with the value of the Series B Preferred Stock initially fixed at $1.26 per share and the value of the common shares determined by an independent appraisal. (The value of the Series B Preferred Stock for purposes of conversion is subject to periodic adjustment). The Series B Preferred Stock is

                           EYESYS TECHNOLOGIES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED):

automatically convertible to common stock upon the closing of a public offering of the Company's common stock meeting certain criteria as described in the amendment to the Company's articles of incorporation authorizing the issuance of Preferred Stock. At December 31, 1996 and 1995, the Company had approximately $1,142,994 and $643,729, respectively, in undeclared cash Series B Preferred dividends. The undeclared dividends are required to be paid upon conversion of the Series B Preferred Stock to common stock. During 1995, an additional 1,190,474 shares of Series B preferred stock were authorized and issued at $1.26 per share.

  On February 5, 1993, the Company's board of directors authorized the issuance of 350,000 shares of Series A noncumulative preferred stock ("Series A Preferred Stock") and, subsequently, issued 101,784 shares at $7.00 per share. Holders of the Series A Preferred Stock are entitled to receive dividends at the rate of $0.70 per share per year, payable in preference to any payment of dividends on common stock. The Series A Preferred Stock is convertible to common stock at the option of the holder, on a value basis, with the value of the Preferred Stock initially fixed at $7.00 per share and the value of common shares determined by independent appraisal. (The value of the Series A Preferred Stock for purposes of conversion is subject to periodic adjustment). The Series A Preferred Stock is automatically convertible to common stock upon the closing of a public offering of the Company's common stock meeting certain criteria as described in the amendment to the Company's articles of incorporation authorizing the issuance of Preferred Stock. On April 5, 1995, the Company authorized 3,000,000 shares of nondesignated preferred stock. As of December 31, 1996 and 1995, there were no nondesignated preferred stock issued or outstanding.

 Non Qualified Stock Options

  In years prior to 1994, the Company granted nonqualified stock options to employees, stockholders and other individuals who provided services to the Company. There was no activity in 1996 and 1995. The following is an analysis of stock option activity during the year ended December 31, 1994:

                      YEAR ENDED DECEMBER 31, 1994
--------------------------------------------------------------------------
                      UNEXERCISED                  UNEXERCISED
                      OPTIONS AT                     OPTIONS    ORIGINAL
OPTION PRICE   YEAR    BEGINNING  OPTIONS OPTIONS    AT END    DURATION OF
 PER SHARE    GRANTED  OF PERIOD  GRANTED CANCELED  OF PERIOD    OPTION
------------  ------- ----------- ------- -------- ----------- -----------
 $1.55         1992     214,516           214,516                5 years
  2.15         1992      15,000            15,000                5 years
  2.55         1992      30,000            30,000                5 years
  3.53         1993     157,000           157,000                5 years
                        -------     ---   -------      ---
                        416,516     --    416,516      --
                        =======     ===   =======      ===

 Incentive Stock Option Plan

  Effective March 1, 1992, the stockholders adopted the Company's 1992 Incentive Stock Option Plan (the "ISOP"). The ISOP provides for the granting of options to purchase the Company's common stock by officers or other key employees of the Company upon the terms and conditions determined by a committee of the Board of Directors which administers the ISOP (1,000,000 shares of the Company's no par common stock were reserved for issuance under the ISOP). The ISOP expires in February 2002, and no further options or rights may be granted thereafter. Options granted under the ISOP generally expire ten years from the date of grant and the option price is market value, as determined by an independent appraisal. Options for 770,500 of the 1,000,000 shares reserved for issuance under the Plan have been issued based upon fair market values ranging from $1.55 to $3.53 per share. There was no activity in 1996 and 1995. The following is an analysis of stock option activity in the ISOP during the year ended December 31, 1994:

                           EYESYS TECHNOLOGIES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED):

                      YEAR ENDED DECEMBER 31, 1994
--------------------------------------------------------------------------
                      UNEXERCISED                  UNEXERCISED
                      OPTIONS AT                     OPTIONS    ORIGINAL
OPTION PRICE   YEAR    BEGINNING  OPTIONS OPTIONS    AT END    DURATION OF
 PER SHARE    GRANTED  OF PERIOD  GRANTED CANCELED  OF PERIOD    OPTION
------------  ------- ----------- ------- -------- ----------- -----------
 $1.55         1992     358,250           358,250               10 years
  2.15         1992      14,500            14,500               10 years
  2.55         1992      66,000            66,000               10 years
  2.80         1992      95,000            95,000               10 years
  3.53         1993     236,750           236,750               10 years
                        -------     ---   -------      ---
                        770,500     --    770,500      --
                        =======     ===   =======      ===

  All stock options were granted at option prices in excess of the fair value of the stock at the date of grant and, accordingly, no compensation was recognized in connection with the granting of such options.

 1994 Stock Option Plan

  Effective July 19, 1994, the stockholders adopted the Company's 1994 Stock Option Plan (the "Plan") as a replacement to the previous nonqualified stock option plan and incentive stock option plan. Each incentive stock option or nonqualified stock option was replaced on the same terms as the surrendered option, except that the exercise price shall be the then current fair market value of the common stock, $.20 per share, at date of grant. At December 31, 1996 and 1995, a total of 2,100,000 shares of common stock were reserved for issuance under the Plan. The original duration of stock options granted range from one to ten years. Initial stock options granted vest 25% each year for the next four years. The following, which includes employees and non-employees, is an analysis of stock option activity in the Plan during the years ended December 31, 1996, 1995 and 1994:

                                                 1996       1995       1994
                                               ---------  ---------  ---------
   Options outstanding at beginning of year... 1,731,499  1,444,234        --
   Granted....................................   586,879    455,600  1,686,629
   Exercised..................................   (53,297)       --         --
   Forfeited..................................  (638,811)  (168,335)  (242,395)
                                               ---------  ---------  ---------
   Options outstanding at end of year......... 1,626,270  1,731,499  1,444,234
   Options exercisable at end of year......... 1,266,311    924,930    704,634

  All options have an exercise price of $.20.

  The Company has applied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for stock options. Accordingly, no compensation expense has been recognized because the option price was not less than the fair value of the underlying stock. Had compensation cost been determined based upon the fair value of the options at the grant date for awards under the plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net loss would have increased by the pro forma amounts indicated below, for the years ended December 31, 1996 and 1995:

                           EYESYS TECHNOLOGIES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED):

                                                          1996         1995
                                                       -----------  -----------
  Net loss to common stockholders..................... $(5,307,992) $(4,068,725)
                                                       ===========  ===========
  Net loss to common stockholders--pro forma.......... $(5,320,920) $(4,074,834)
                                                       ===========  ===========
  Net loss per common share........................... $     (1.58) $     (1.25)
                                                       ===========  ===========
  Net loss per common share--pro forma................ $     (1.59) $     (1.25)
                                                       ===========  ===========
  Weighted-average fair value of options granted...... $       .05  $       .05
                                                       ===========  ===========
  Weighted-average remaining contractual life.........         9.5          9.5
                                                       ===========  ===========

  The fair value of each stock option granted is estimated on the date of grant using an option-pricing method with the following weighted average assumptions for 1996 and 1995: dividend yield of 0.0% for both years, expected volatility of 0% for both years, risk-free interest rate of 6.34% and 6.41% per year for 1996 and 1995, respectively, and expected life of 5 years for both years.

 Common Stock Purchase Warrants

  On September 28, 1994, the board of directors granted 80,000 common stock purchase warrants to certain of the Company's consultants. The exercise price of the warrants is $.20 and the warrants are exercisable as of the date of issuance. On December 14, 1994, the board of directors granted an additional 18,000 common stock purchase warrants.

  On April 17, 1996, the board of directors granted 952,379 common stock purchase warrants in connection with the bridge loan agreements. The exercise price of the warrants is $.20 and the warrants are exercisable as of the date of issuance.

  As of December 31, 1996, 18,000 warrants were exercised.

 Series B Preferred Stock Purchase Warrants

  On March 28, 1995, the Company issued 15,873 Series B preferred stock purchase warrants to Silicon Valley Bank. The exercise price of the warrants is $1.26 and the warrants are exercisable as of the date of issuance. On November 16, 1995, the Board of Directors issued 119,048 Series B preferred stock purchase warrants in connection with a loan agreement. The exercise price of the warrants is $1.26 and the warrants are exercisable as of the date of issuance. As of December 31, 1996, no Series B preferred stock warrants have been exercised.

10. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Company is a party to litigation arising in the ordinary course of business. Management regularly analyzes current information and, as necessary, provides an accrual for probable liabilities for the eventual disposition of the matter. In the opinion of management, the ultimate outcome of these matters will not materially affect the Company's financial position, results of operations or cash flows.

                           EYESYS TECHNOLOGIES, INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED):

 Operating Lease

  The Company leases its principal place of operations under a noncancelable operating lease. At December 31, 1996 the minimum future rental payments, including common area maintenance charges, due under this lease for the remainder of the lease term were as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
     1997.............................................................. $136,500
     1998..............................................................  141,960
     1999..............................................................  158,340
     2000..............................................................  118,755

  Total rent expense incurred under operating leases for the years ended December 31, 1996, 1995 and 1994 was approximately $144,000, $121,000 and
$117,000, respectively.

11. EMPLOYEE BENEFIT PLAN:

  Effective October 1, 1993, the Company adopted a defined contribution profit sharing 401(k) plan covering substantially all full time employees who have attained the age of twenty-one. Under the terms of the plan, employees who have completed at least one month of service may contribute from 1% to 20% of their annual salary to the plan. At the discretion of the Company, such contributions are available for matching contributions. The Company made no contributions to the plan for the years ended December 31, 1996, 1995 and 1994.

12. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                            DECEMBER 31,
                                                      -------------------------
                                                        1996     1995    1994
                                                      -------- -------- -------
Cash paid for interest expense....................... $493,415 $187,724 $42,184
                                                      ======== ======== =======
Cash paid for income taxes........................... $    --  $ 12,696 $   --
                                                      ======== ======== =======

13. CONTINUING OPERATIONS AND BASIS OF PRESENTATION:

  The Company reported net losses for the years ended December 31, 1996, 1995 and 1994 of $4,164,998, $3,424,996 and $3,708,657, respectively. During the year, the Company was in default of the minimum net loss, net worth, quick ratio and debt to net worth ratio covenants and other reporting requirements relating to its revolving lines of credit and note payable to a bank. Effective April 26, 1996, the Company renewed its lines of credit and obtained an additional $650,000 term note payable to Silicon Valley Bank which is guaranteed by certain investors. Advances shall accrue interest at prime plus 2.25% and are payable monthly. The entire amount of such advances and all accrued but unpaid interest were due and payable at March 11, 1997. On June 3, 1997, the Company renewed its lines of credit and note payable to July 15, 1997. Management has implemented or is in the process of implementing plans to improve profitability and financial position by obtaining additional equity investments and reducing expenses.

  During fiscal year 1996, the Company executed an extension of the bridge loans and the investors provided approximately $1,718,000 under the uncollateralized bridge loans. In addition, on April 26, 1996, the Company renewed the notes payable under the revolving lines of credit to Silicon Valley Bank extending the maturity date and modifying the financial covenants of the notes. In connection with the renewal, a warrant for 158,730 shares of common stock was issued to Silicon Valley Bank at an exercise price of $.20 which represents current market value. The warrant is exercisable as of the date of issuance. The Company has also engaged an investment banking firm to advise it with respect to various potential transactions by one or more third parties.

                           EYESYS TECHNOLOGIES, INC.

13. CONTINUING OPERATIONS AND BASIS OF PRESENTATION (CONTINUED):

  As part of the effort to ensure the long-term viability of the Company, management is enacting a plan to significantly reduce expenses while maintaining important sales and marketing activities.

  The Company's financial statements have been prepared using accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities that might be necessary should the Company be unable to continue in existence.

14. SUBSEQUENT EVENTS:

  In January and February 1997, the Company issued uncollateralized notes payable to various employees, stockholders and other investors for proceeds totaling approximately $200,000. The notes bear interest at the prime rate plus 2%. All principal and accrued interest are due and payable on June 30, 1997. These notes are subordinate to the Company's indebtedness to Silicon Valley Bank.

  On March 5, 1997, the Company's board of directors approved the Stay Bonus Program ("Program"), as amended, whereby certain key employees will receive a bonus for continued employment in the event of a sale or merger of the Company. As of April 16, 1997, the Company estimates bonuses of approximately $650,000 will be paid to key employees in connection with the merger discussed below. As of December 31, 1996, the Company has not recorded any liability associated with this Program.

  On April 24, 1997, the Company entered into an agreement and plan of merger (the "Agreement") with Premier Laser Systems, Inc. ("Premier") and Premier Acquisition of Delaware, Inc. ("PAI"), a wholly-owned subsidiary of Premier, whereby PAI will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Premier. As consideration for the merger, Premier would issue common stock up to an aggregate value of $10.6 million, plus options to purchase 165,000 shares of Premier's common stock with an aggregate value of $495,000. If the Company enters into certain license agreements related to its technology within 90 days of the closing, Premier may be required to issue additional common stock or options to purchase common stock pursuant to the following formula: Premier would issue securities with a value equal to 78% of the first $1,500,000 of license fees and 50% of additional license fees received prior to April 24, 1998. Additionally, Premier would pay certain liabilities and debt of the Company totaling approximately $300,000. The transaction is expected to close on or about August 1, 1997.

15. DISTRIBUTOR AGREEMENT:

  On June 2, 1997, the Company entered into an agreement with Marco Ophthalmic Inc. ("Marco") pursuant to which that company was appointed as the exclusive distributor in the United States of the System 2000 through March 31, 1998, and the hand-held corneal topography system currently under development for a three-year period following commercialization of that system.

  In return for these rights, Marco is expected to pay the Company a $200,000 licensing fee for the portable system and has committed to order 60 units of the System 2000 over the first four months of the contract. Marco has made an advance payment of $280,000 to the Company for 35 System 2000 units. The $200,000 licensing fee is refundable to Marco if the portable system is not commercially available by March 31, 1998. Marco is required to meet certain minimum purchase requirements in order to retain its exclusive distribution rights.

                           EYESYS TECHNOLOGIES, INC.

                           BALANCE SHEETS (UNAUDITED)

                                                     MARCH 31,    DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $     28,944
  Receivables, net of allowance for doubtful
   accounts of $163,085 and $161,194, respectively.    1,201,406  $  2,447,813
  Inventories......................................    1,384,177     1,290,450
  Prepaid expenses.................................       47,684        96,685
                                                    ------------  ------------
    Total current assets...........................    2,662,211     3,834,948
Property and equipment, net........................      817,110       926,196
Deposits and other assets..........................       52,921        54,776
                                                    ------------  ------------
    Total assets................................... $  3,532,242  $  4,815,920
                                                    ============  ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to a bank........................... $    650,000  $    650,000
  Notes payable and current maturities of long-term
   debt............................................    1,257,775     1,376,131
  Notes payable to related parties, current
   maturities......................................    2,999,993     3,089,993
  Accounts payable.................................    1,767,670     1,782,981
  Accrued liabilities..............................      799,456       890,504
  Customer deposits................................       15,093        75,410
  Deferred revenue.................................      112,537       131,398
  Accrued interest payable to related parties......      335,954       270,576
                                                    ------------  ------------
    Total current liabilities......................    7,938,478     8,266,993
Long-term debt, less current maturities............      197,112       234,860
Commitments and contingencies
Stockholders' equity:
  Series A: noncumulative convertible preferred
   stock, 350,000 shares authorized; 101,784 shares
   issued and outstanding at March 31, 1997 and
   December 31, 1996 ($7.00 per share or $712,488
   aggregate liquidation preference at March 31,
   1997 and December 31, 1996).....................      630,791       630,791
  Series B: cumulative, convertible preferred
   stock, 4,953,026 shares authorized, issued and
   outstanding at March 31, 1997 and December 31,
   1996, respectively ($1.52 and $1.49 per share or
   $7,508,625 and $7,383,809 aggregate liquidation
   preference at March 31, 1997 and December 31,
   1996, respectively).............................    6,071,869     6,071,869
  Common stock; no par or stated value, 20,000,000
   shares authorized; 3,379,337 and 3,377,671
   shares issued and outstanding at March 31, 1997
   and December 31, 1996, respectively.............    2,010,954     2,010,621
  Accumulated deficit..............................  (13,316,962)  (12,399,214)
                                                    ------------  ------------
    Total stockholders' equity.....................   (4,603,348)   (3,685,933)
                                                    ------------  ------------
    Total liabilities and stockholders' equity..... $  3,532,242  $  4,815,920
                                                    ============  ============

    The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                    THREE MONTHS   THREE MONTHS
                                                       ENDED          ENDED
                                                   MARCH 31, 1997 MARCH 31, 1996
                                                   -------------- --------------
Revenues:
  Product revenue.................................  $   868,744    $ 1,744,741
Expenses:
  Costs of sales..................................      463,872      1,068,418
  Selling, general and administrative.............    1,081,144      1,587,541
  Research and development........................      103,206        321,524
                                                    -----------    -----------
    Total operating costs and expenses............    1,648,222      2,977,483
                                                    -----------    -----------
Loss from operations..............................     (779,478)    (1,232,742)
Interest expense..................................      138,270        106,174
Other expense ....................................                         112
                                                    -----------    -----------
Loss before income tax (provision) benefit........     (917,748)    (1,339,028)
Income tax (provision) benefit....................
                                                    -----------    -----------
Net loss..........................................     (917,748)    (1,339,028)
Less preferred stock dividends....................     (124,816)      (124,816)
                                                    -----------    -----------
Net loss to common stockholders...................  $(1,042,564)   $(1,463,844)
                                                    ===========    ===========
Net loss per common share.........................  $      (.31)   $      (.44)
                                                    ===========    ===========
Weighted average shares outstanding...............    3,378,708      3,342,502
                                                    ===========    ===========


    The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                    THREE MONTHS   THREE MONTHS
                                                       ENDED          ENDED
                                                   MARCH 31, 1997 MARCH 31, 1996
                                                   -------------- --------------
Net cash provided by (used in) operating
 activities......................................    $ 352,863      $(968,964)
                                                     ---------      ---------
Cash flows from investing activities:
  Capital expenditures...........................       (4,873)       (74,001)
                                                     ---------      ---------
    Net cash used in investing activities........       (4,873)       (74,001)
                                                     ---------      ---------
Cash flows from financing activities:
  Bank overdraft.................................      (73,275)
  Proceeds from revolving lines of credit........       94,754
  Repayment of revolving lines of credit.........     (482,715)       (67,019)
  Proceeds from notes payable....................      206,304
  Repayment of notes payable.....................      (64,447)       (39,953)
  Proceeds from bridge loans.....................                     452,000
  Proceeds from issuance of common stock.........          333          4,400
                                                     ---------      ---------
    Net cash provided by (used in) financing
     activities..................................     (319,046)       349,428
                                                     ---------      ---------
Net increase (decrease) in cash and cash
 equivalents.....................................       28,944       (693,537)
Cash and cash equivalents at beginning of period.                     730,968
                                                     ---------      ---------
Cash and cash equivalents at end of period.......    $  28,944      $  37,431
                                                     =========      =========


    The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION:

  The financial statements as of and for the periods ended March 31, 1997 and 1996 are unaudited, but in the opinion of management include all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. Interim results are not necessarily indicative of year-end results. The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1996.

2. CONTINGENCIES:

 Technology and Patents

  The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company believes that its future success will depend, in part, upon its ability to change and its ability to identify and develop technical innovations and apply them to new products designed for specific ophthalmic applications. The Company's success depends, in part, on its ability to continue to have patent protection for its products, maintain trade secret protection and operate without infringing on the proprietary rights of others. The Company intends to vigorously defend its patents against any infringements. The Company has been issued several patents and several others are pending, all of which were internally developed.

 Regulations

  The Company's medical equipment is subject to review by the United States Food and Drug Administration (the "FDA"). The EyeSys Corneal Analysis system is categorized by the FDA as a Class One medical device and to date, has required only Regulation 510(k) Notification in the United States. To date, the Company has been inspected twice and has not received a notice of noncompliance with regulations specified by the FDA. In addition, sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The Company requires its distributors to obtain regulatory approval for the Company's products in their territories.

3. INVENTORIES:

  Inventories are stated at the lower of cost or market value with cost determined using the first-in, first-out (FIFO) method.

  Inventories consisted of the following at March 31, 1997 and December 31, 1996:

                                                        MARCH 31,   DECEMBER 31,
                                                           1997         1996
                                                        ----------  ------------
   Parts and Materials................................. $  641,344   $  580,974
   Work in process.....................................    188,831      195,644
   Finished goods inventory............................    903,934      863,764
                                                        ----------   ----------
                                                         1,734,109    1,640,382
   Obsolescence reserve................................   (349,932)    (349,932)
                                                        ----------   ----------
                                                        $1,384,177   $1,290,450
                                                        ==========   ==========

4.  NOTES PAYABLE:

  On June 3, 1997, the Company amended the note payable to a bank and the domestic and foreign revolving notes payable agreements (the "Agreements") to extend the maturity date to July 15, 1997. The Agreements contain certain covenants, the most restrictive of which requires that the Company's net loss on a monthly basis

                           EYESYS TECHNOLOGIES, INC.

4. NOTES PAYABLE (CONTINUED):

from January 1, 1997 to June 30, 1997 not exceed $200,000. At March 31, 1997, the Company was in violation of the net loss, the minimum net worth, debt to net worth ratio and other reporting covenants, which could allow the financial institution to accelerate the maturity of the note. The Company has not obtained waivers for noncompliance with these debt covenants; however, the bank has agreed to forebear from exercising its remedies under the Agreements until July 15, 1997.

  In January and February 1997, the Company issued uncollateralized notes payable to various employees, stockholders and other investors for proceeds totaling approximately $200,000. The notes bear interest at the prime rate (8.50% at March 31, 1997) plus 2%. All principal and accrued interest are due and payable on June 30, 1997. These notes are subordinate to the Company's indebtedness to Silicon Valley Bank.

5. RECENT ACCOUNTING PRONOUNCEMENTS:

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", ("SFAS 128"). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not yet determined the impact that the adoption of SFAS 128 will have on its disclosure of earnings per share.

6. STAY BONUS PROGRAM:

  On March 5, 1997, the Company's board of directors approved the Stay Bonus Program ("Program"), as amended, whereby certain key employees will receive a bonus for continued employment in the event of a sale or merger of the Company. As of April 16, 1997, the Company estimates bonuses of approximately $650,000 will be paid to key employees in connection with the merger discussed below. As of March 31, 1997, the Company has not recorded any liability associated with this Program.

7. SUBSEQUENT EVENTS:

 Merger

  On April 24, 1997, the Company entered into an agreement and plan of merger (the "Agreement") with Premier Laser Systems, Inc. ("Premier") and Premier Acquisition of Delaware, Inc. ("PAI"), a wholly-owned subsidiary of Premier, whereby PAI will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Premier. As consideration for the merger, Premier would issue common stock up to an aggregate value of $10.6 million, plus options to purchase 165,000 shares of Premier's common stock with an aggregate value of $495,000. If the Company enters into certain license agreements related to its technology within 90 days of the closing, Premier may be required to issue additional common stock or options to purchase common stock pursuant to the following formula: Premier would issue securities with a value equal to 78% of the first $1,500,000 of license fees and 50% of additional license fees received prior to April 24, 1998. Additionally, Premier would pay certain liabilities and debt of the Company totaling approximately $300,000. The transaction is expected to close on or about August 1, 1997.

 Distributor Agreement

  On June 2, 1997, EyeSys entered into an agreement with Marco Ophthalmic Inc. pursuant to which that company was appointed as the exclusive distributor in the United States of the System 2000 through March 31, 1998, and the hand-held corneal topography system currently under development for a three-year period following commercialization of that system.

                           EYESYS TECHNOLOGIES, INC.

7. SUBSEQUENT EVENTS (CONTINUED):

  In return for these rights, Marco will pay EyeSys a $200,000 licensing fee for the portable system and has committed to order 60 units of the System 2000 over the first four months of the contract. Marco has made an advance payment of $280,000 to EyeSys for 35 System 2000 units. The $200,000 licensing fee is refundable to Marco if the portable system is not commercially available by March 31, 1998. Marco is required to meet certain minimum purchase requirements in order to retain its exclusive distribution rights.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   3
The Company................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  12
Dilution...................................................................  13
Recent Developments........................................................  14
Description of Securities..................................................  20
Plan of Distribution.......................................................  24
Indemnification of Directors and Officers..................................  26
Financial Statements of EyeSys Technologies, Inc........................... F-1

  UNTIL                 , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          PREMIER LASER SYSTEMS, INC.





                                            1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses of the Registrant in connection with the issuance and distribution of the securities described in the Registration Statement:

   Securities and Exchange Commission Registration Fee................. $     0
   Legal Fees and Expenses............................................. $ 5,000
   Accounting Fees and Expenses........................................ $10,000
   Printing and Engraving Expenses..................................... $   500
   Miscellaneous....................................................... $ 4,500
                                                                        -------
       Total........................................................... $20,000
                                                                        =======

  All of the above expenses will be paid by the Registrant.

15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The California General Corporations Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (iii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involves the absence of good faith on the party of the director (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (vi) any improper transaction between a director and the Registrant in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The Registrant's Articles of Incorporation provide that the Registrant's directors are not liable to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

  The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

  The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. Since the California statute is nonexclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. Accordingly, the Registrant has also entered into an indemnification agreement (the "Indemnification Agreement") with certain of its directors and officers that requires the Registrant to indemnify such directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  It is intended that the Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by the California statute. It has not yet been determined, however, the degree to which the indemnification expressly permitted by the California statute may be expanded.

  Set forth below is a description of the principal provisions of the Indemnification Agreement:

    First, the Indemnification Agreement imposes upon the Company the burden of proving that the Indemnified Party has not met the applicable standard of conduct required for indemnification. The California statute requires a finding by the Board of Directors, independent legal counsel, or the stockholders that the applicable standard of conduct has been met.

    Second, the Indemnification Agreement provides that litigation expenses shall be advanced to an Indemnified Party at his or her request, against an undertaking to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. The California statute provides that such expenses may be advanced against such an undertaking, upon authorization by the Board of Directors.

    Third, in the event the Company does not pay a requested indemnification amount, the Indemnification Agreement allows such Indemnified Party to contest this determination by petitioning a court to make an independent determination of whether such indemnified Party is entitled to indemnification under the Indemnification Agreement. The California statute does not set forth the procedure for contesting a corporation's determination of a party's right to indemnification.

    Finally, the Indemnification Agreement explicitly provides that actions by an Indemnified Party at the request of the Company as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise owned or controlled by the Company shall be covered by the indemnification. The California statute does not specifically address this issue. It does, however, provide that to the extent that an Indemnified Party has been successful on the merits, he shall be entitled to such indemnification.

  The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under the Indemnification Agreement by any director or officer.

16. EXHIBITS.

    4.1 Form of Stock Certificate (incorporated herein by this reference to
        Exhibit 4.4 to the Registrant's Registration Statement on Form SB-2,
        file no. 33-83984).
    4.2 Amended and Restated Articles of Incorporation as filed with the
        California Secretary of State on November 23, 1994 (incorporated herein by this reference to Exhibit 3.4 to the Registrant's Registration
        Statement on Form SB-2, file no. 33-83984).
    4.3 Form of Underwriter's Unit Purchase Option (IPO) (incorporated herein by this reference to Exhibit 4.2 to the Registrant's Registration
        Statement on Form SB-2, file no. 33-83984).
    4.4 Form of Underwriter's Unit Purchase Option (Secondary) (incorporated herein by this reference to Exhibit 4.2 to the Registrant's
        Registration Statement on Form SB-2, file no. 333-04219).
    4.5 Form of Warrant Agreement (including forms of Class A and Class B
        Warrant Certificates) (incorporated herein by this reference to Exhibit
        4.1 to the Registrant's Registration Statement on Form SB-2, file no.
        33-83984).
    4.6 Form of Amendment to Warrant Agreement dated as of November 30, 1994
        (incorporated herein by this reference to Exhibit 4.3 to the
        Registrant's Registration Statement on Form SB-2, file no. 333-04219).
    5   Opinion of Rutan & Tucker, LLP (previously filed)
   23.1 Consent of Rutan & Tucker, LLP (included in Exhibit 5)
   23.2 Consent of Price Waterhouse LLP*
   23.3 Consent of Ernst & Young LLP*
   23.4 Consent of Coopers & Lybrand L.L.P.*

--------
* Filed herewith.

17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

      (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That for the purpose of determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment or remove from registration any of the securities that remain unsold at the end of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 2 ON FORM S-3 TO REGISTRATION STATEMENT ON FORM SB-2 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF IRVINE, STATE OF CALIFORNIA, ON THE 29TH DAY OF JULY, 1997.

                                          PREMIER LASER SYSTEMS, INC.

                                          By: /s/ COLETTE COZEAN
                                             ----------------------------------
                                                  Colette Cozean, Ph.D.
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
/s/ Colette Cozean                   Chairman of the Board,          July 29, 1997
____________________________________ President and Chief
   Colette Cozean                    Executive Officer (Principal
                                     Executive Officer)


/s/ Michael Hiebert                  Vice President of Finance       July 29, 1997
____________________________________ and Chief Financial Officer
   Michael Hiebert                   (Principal Financial Officer
                                     and Principal Accounting
                                     Officer)


/s/ *                                Director                        July 29, 1997
____________________________________
   Patrick J. Day


/s/ *                                Director                        July 29, 1997
____________________________________
   Grace Ching-Hsin Lin


                                     Director                        July   , 1997
____________________________________
   G. Lynn Powell, D.D.S.


/s/ *                                Director                        July 29, 1997
____________________________________
   E. Donald Shapiro

*By: /s/Colette Cozean
-------------------------------
    Colette Cozean, Ph.d.,
       Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  4.1    Form of Stock Certificate (incorporated herein by this reference to
         Exhibit 4.4 to the Registrant's Registration Statement on Form SB-2,
         file no. 33-83984).
  4.2    Amended and Restated Articles of Incorporation as filed with the
         California Secretary of State on November 23, 1994 (incorporated herein by this reference to Exhibit 3.4 to the Registrant's
         Registration Statement on Form SB-2, file no. 33-83984).
  4.3    Form of Underwriter's Unit Purchase Option (IPO)
         (incorporated herein by this reference to Exhibit 4.2 to the
         Registrant's Registration Statement on Form SB-2, file no. 33-83984).
  4.4    Form of Underwriter's Unit Purchase Option (Secondary)
         (incorporated herein by this reference to Exhibit 4.2 to the
         Registrant's Registration Statement on Form SB-2, file no. 333-04219).
  4.5    Form of Warrant Agreement (including forms of Class A and Class B
         Warrant Certificates) (incorporated herein by this reference to
         Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2,
         file no. 33-83984).
  4.6    Form of Amendment to Warrant Agreement dated as of November 30, 1994
         (incorporated herein by this reference to Exhibit 4.3 to the
         Registrant's Registration Statement on Form SB-2,
         file no. 333-04219).
  5      Opinion of Rutan & Tucker, LLP (previously filed)
 23.1    Consent of Rutan & Tucker, LLP (included in Exhibit 5)
 23.2    Consent of Price Waterhouse LLP
 23.3    Consent of Ernst & Young LLP
 23.4    Consent of Coopers & Lybrand L.L.P.